Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

EPIZYME, INC.

at

$1.45 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right

(“CVR”) for Each Share, which Represents the Right to Receive One or More Payments in Cash, of up to $1.00 Per CVR, Contingent upon

the Achievement of Certain Milestones

by

HIBERNIA MERGER SUB, INC.

a wholly owned subsidiary of

IPSEN BIOPHARMACEUTICALS, INC.

a wholly owned subsidiary of

IPSEN PHARMA SAS

a wholly owned subsidiary of

IPSEN S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE

AFTER 11:59 P.M. EASTERN TIME ON AUGUST 8, 2022,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Hibernia Merger Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Epizyme, Inc., a Delaware corporation (“Epizyme”), at a price per Share of $1.45, to the holder in cash (subject to adjustment as described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”), without interest, and less any applicable withholding taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, of up to $1.00 per CVR, contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Following the consummation of the Offer, holders of CVRs may receive payments of $0.70 and $0.30 per CVR if the FDA Approval Milestone or the Net Sales Milestone (each as defined below), respectively, is achieved as more fully described herein. The Milestones relate to the achievement of regulatory approval by the FDA for the commercial marketing and sale of Epizyme’s tazemetostat product for a specific indication in the United States and a “Net Sales” related milestone based on sales of Epizyme’s tazemetostat product by Purchaser and its affiliates; see Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

Purchaser is a wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen Biopharma”) and a wholly owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Ipsen”), and Ipsen S.A. (“Ipsen SA”). Ipsen SA is a French société anonyme with American Depositary Receipts and Ordinary Shares which are traded on the OTC Markets under the trading symbols “IPSEY” and “IPSEF”, respectively. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 27, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among Epizyme, Ipsen and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Epizyme, without a meeting of the Epizyme stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Epizyme will be the surviving corporation and a wholly owned indirect subsidiary of Ipsen (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time.” At or prior to the time Purchaser accepts for purchase Shares tendered pursuant to the Offer (the “Acceptance Time”), Ipsen will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent approved by both Ipsen and Epizyme, governing the terms of the CVRs. At the Effective Time, all then outstanding Shares (other than: (i) Shares held in the treasury of Epizyme or by any subsidiary of Epizyme; (ii) Shares held by Ipsen, Purchaser or any other subsidiary of Ipsen; and (iii) Shares held by stockholders who have properly demanded appraisal rights of such Shares in accordance with the DGCL and have neither effectively withdrawn, failed to perfect nor otherwise lost such holder’s appraisal rights with respect to such Shares) will be converted into the right to receive consideration equal to the Offer Price, without interest, and subject to any applicable withholding of taxes.

After careful consideration, the Epizyme board of directors, upon the recommendation of the special committee of the Epizyme board of directors, among other things, unanimously: (i) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) declared that it is in the best interests of Epizyme and its stockholders that Epizyme enter into the Merger Agreement and consummate the Merger and that its stockholders accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement; (iii) declared that the terms of the Offer and the Merger are fair to Epizyme and its stockholders; and (iv) recommended that Epizyme’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13 – “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 5 through 14 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

July 12, 2022

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 – “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary and Paying Agent prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 – “Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

SUMMARY TERM SHEET

Hibernia Merger Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen Biopharma”) and wholly owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Ipsen”) and wholly owned subsidiary of Ipsen S.A., a French société anonyme (“Ipsen SA”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Epizyme, Inc., a Delaware corporation (“Epizyme”), at a price per Share of $1.45, to the holder in cash (subject to adjustment as described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”), without interest, and less any applicable withholding taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Following the consummation of the Offer, holders of CVRs may receive payments of $0.70 and $0.30 per CVR if the FDA Approval Milestone and Net Sales Milestone (each as defined below), respectively, is achieved. The Milestones relate to the achievement of regulatory approval by the FDA for the commercial marketing and sale of Epizyme’s tazemetostat product for a specific indication in the United States and a “Net Sales” related milestone based on sales of Epizyme’s tazemetostat product by Purchaser and its affiliates; see Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.” Ipsen SA is a French société anonyme with American Depositary Receipts and Ordinary Shares which are traded on the OTC Markets under the trading symbols “IPSEY” and “IPSEF”, respectively. The following are some questions you, as a stockholder of Epizyme, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Ipsen as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of June 27, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among Epizyme, Ipsen and Purchaser, and activities in connection with the Offer. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.” Ipsen will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent approved by both Ipsen and Epizyme (the “Rights Agent”), governing the terms of the CVRs.

•	Ipsen SA is Ipsen S.A. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

Ipsen is Ipsen Pharma SAS, a wholly owned subsidiary of Ipsen SA. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

•	Ipsen Biopharma is Ipsen Biopharmaceuticals, Inc., a wholly owned subsidiary of Ipsen. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

Purchaser is Hibernia Merger Sub, Inc., a wholly owned subsidiary of Ipsen Biopharma. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

•

Ipsen has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered prior to the expiration of the Offer and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	Purchaser is seeking to purchase all of the outstanding Shares of Epizyme. See the Introduction and Section 1 – “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

Purchaser is offering to pay $1.45 per Share, to you in cash (subject to adjustment as described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”), plus one non-transferable CVR per Share, in each case without interest, and subject to any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. Following the consummation of the Offer, holders of CVRs may also receive payments of $0.70 and $0.30 per CVR if the FDA Approval Milestone or the Net Sales Milestone (each as defined below), respectively, is achieved. The Milestones relate to the achievement of regulatory approval by the FDA for the commercial marketing and sale of Epizyme’s tazemetostat product for a specific indication in the United States and a “Net Sales” related milestone based on sales of Epizyme’s tazemetostat product by Purchaser and its affiliates; see Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHAT IS THE CVR AND HOW DOES IT WORK?

•

The CVR represents the contractual right to receive cash, without interest thereon (subject to any late payment interest, if applicable), and less any applicable withholding taxes, upon the achievement of certain specified milestones. At or prior to the Acceptance Time, Ipsen will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with the Rights Agent, governing the terms of the CVRs. Each payment is conditioned upon the achievement of the applicable milestones (each, a “Milestone” and, collectively, the “Milestones”) as follows:

•	Ipsen will be obligated to pay $0.70 per CVR upon the achievement of the FDA Approval Milestone (as defined below).

“FDA Approval Milestone” means the first achievement of regulatory approval by the FDA (including, for the avoidance of doubt, accelerated approval), on or prior to January 1, 2028, necessary for the commercial marketing and sale of tazemetostat in the United States as a second line treatment for relapsed or refractory follicular lymphoma in combination with lenalidomide and rituximab; provided, that the existing accelerated approvals of tazemetostat monotherapy, even if they become full monotherapy approvals, will not satisfy the foregoing requirements for the FDA Approval Milestone. For purposes of this definition, any regulatory approval by the FDA for the commercial marketing and sale of tazemetostat that allows for second line treatment in follicular lymphoma in combination with one or more products that contain lenalidomide and rituximab (including a generic or biosimilar thereof) shall be included, regardless of the precise language used in the FDA approval or full prescribing information. For illustrative purposes only, this language may include “previously treated follicular lymphoma” instead of “relapsed or refractory follicular lymphoma” or “second line follicular lymphoma.”

•

Ipsen will be obligated to pay $0.30 per CVR upon the first achievement of annual Net Sales worldwide (except in, with respect to or for sale in Japan, the People’s Republic of China, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region) of tazemetostat of at least $250.0 million during any four consecutive calendar quarters ending on or prior to December 31, 2026.

“Net Sales” means the gross amount invoiced by Ipsen, any of its affiliates (including Epizyme) or any of its or their licensees (each, a “Selling Party”) to a third party (that is not a Selling Party) for any sales of tazemetostat worldwide (except in, with respect to, or for sale in Japan, the People’s Republic of China, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region), less certain deductions calculated in accordance with International Financial Reporting Standards as issued by the IASB and applicable as of the relevant time (“IFRS”) as applied by Ipsen (the “Accounting Standards”).

•

More than one Milestone may be achieved in a given calendar year, and each Milestone may only be achieved once. There can be no assurance that any of the Milestones will be achieved. If a Milestone is not achieved in the applicable timeframe, the associated payment will not be payable to the holders of the CVRs. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs, subject to any late payment interest, if applicable. The Milestones are independent of each other, and payment upon achievement of one Milestone is not dependent upon achievement of the other Milestone.

•

Additionally, commencing upon the closing of the Merger, Ipsen has agreed to use Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve (i) the Net Sales Milestone until December 31, 2026 and (ii) the FDA Approval Milestone until January 1, 2028, in each case, unless earlier achieved.

•

It is currently anticipated that up to an aggregate of approximately 175,000,000 CVRs may be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares (including shares issued upon exercise of outstanding stock options including options with exercise prices of $1.45 and lower) and each outstanding Epizyme restricted stock unit.

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?

•

Yes. If neither of the Milestones are achieved, no payment will become payable to holders of the CVRs. It is possible that neither of the Milestones will be achieved, in which case you will receive only the Cash Consideration for your Shares and no payments with respect to your CVRs. It is also possible that only one of the Milestones will be achieved, in which case you will receive only the Cash Consideration for your Shares and the cash payments with respect to only the Milestone that has been achieved. It is not possible to predict whether a payment will or will not be payable with respect to the CVRs, or the amounts that would be paid if any payment is made.

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?

•

The CVRs will not be transferable except: (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary), in each case as allowable by The Depository Trust Company (“DTC”); (vi) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (vii) to Ipsen or any of its affiliates without consideration (provided, however, Ipsen and any of its affiliates may offer to acquire or acquire CVRs for consideration from the holders, in private transactions or otherwise, in its sole discretion).

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?

•

In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Ipsen, Epizyme or Purchaser or any of their affiliates. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because Purchaser and Ipsen wish to acquire Epizyme. See Section 1 – “Terms of the Offer” and Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	The Offer is subject to, among others, the following conditions:

•

there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Ipsen and its subsidiaries, represent at least one Share more than 50% of the total number of Shares outstanding immediately prior to the expiration of the Offer (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined under Delaware law) will be excluded;

•

there not having been enacted, issued, promulgated, enforced or entered or deemed to be applicable by any governmental entity or court, in either case, of competent jurisdiction any law (including common law), statute, treaty, regulation, ordinance, rule, government order, decree, requirement or other governmental restriction, in each case having the force and effect of law which has the effect of preventing or prohibiting or making illegal the consummation of the Offer or the Merger;

•	the absence of, since March 31, 2022, any Company Material Adverse Effect (as defined below); and

•	the Merger Agreement not having been validly terminated in accordance with its terms.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition without the prior written consent of the Company.

•

For purposes of determining whether the Minimum Condition is met, holders of approximately 20.5% in the aggregate of the outstanding voting power of Epizyme have entered into a Support Agreement (as defined below) and have agreed, among other things, subject to certain exceptions, to tender their Shares.

•

The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 – “Terms of the Offer” and Section 13 – “Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Epizyme, Ipsen and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

HAVE ANY EPIZYME STOCKHOLDERS ENTERED INTO AGREEMENTS WITH IPSEN OR PURCHASER REQUIRING THEM TO TENDER THEIR SHARES PURSUANT TO THE OFFER?

•

Yes. In connection with the execution of the Merger Agreement, certain stockholders of the Company affiliated with RPI Finance Trust (each a “Supporting Stockholder”) have entered into a Tender and Support Agreement, dated as of June 27, 2022, with Ipsen and Purchaser (the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, each of the Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender its Shares (including any warrants to purchase Shares), pursuant to the Offer and, subject to certain exceptions, not to otherwise transfer any of the Shares that are subject to the Support Agreement.

•

The Shares of the Supporting Stockholders subject to the Support Agreement represent in the aggregate approximately 20.5% of the outstanding voting power of Epizyme as of June 27, 2022 (assuming no exercise of outstanding equity awards). The Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender their Shares.

•	See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements” for a description of the Support Agreement.

DOES IPSEN HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?

•

Yes. Ipsen expects that the purchase of the Shares in the Offer, and the payment of any amounts payable with respect to the CVRs, on the payment dates applicable thereto, will be paid from available cash on hand of Ipsen or one or more of its affiliates. As of March 31, 2022, Ipsen SA had approximately €897 million in cash, of which approximately €777 million was unrestricted cash. The Offer is not conditioned upon entering into any financing arrangements. See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 – “Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

The funds to pay for all Shares accepted for payment in the Offer, the consideration in connection with the Merger and any payments required to be made in respect of the CVRs upon the occurrence of any of the Milestones are expected to come from available cash and cash equivalents on hand of Ipsen or one or more of its affiliates. As of March 31, 2022, Ipsen SA had approximately €897 million in cash, of which approximately €777 million was unrestricted cash. Accordingly, Ipsen expects to have sufficient funds to be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer and, as such, its financial condition is not relevant to a decision to tender in the Offer.

•

Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided by Ipsen or one or more of its affiliates, the Offer is not subject to any financing conditions, and the Offer is for all outstanding Shares of Epizyme, and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 – “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have until one minute after 11:59 p.m. Eastern Time on August 8, 2022, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 – “Procedures for Tendering Shares.” See also Section 1 – “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration date of the Offer any Offer Condition has not been satisfied or any of the other conditions to the Offer (set forth in Section 13 – “Conditions of the Offer”) have not been satisfied or waived by Purchaser, (i) Purchaser may, in its discretion, or (ii) at the request of Epizyme, Purchaser shall, and Ipsen shall cause Purchaser to, extend the Offer for periods of up to 10 Business Days per extension to permit such Offer Condition to be satisfied, but not beyond the earlier of the valid termination of the Merger Agreement in accordance with its terms and October 30, 2022 (the “Outside Date”) (provided, however, that to the extent that any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable, at the Outside Date and the HSR Condition is the only Offer Condition that has not been satisfied or waived, then the Outside Date shall be automatically extended to the earlier of (x) such time that the HSR Condition is satisfied, plus 10 Business Days and (y) December 31, 2022).

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 – “Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner, you can: (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3 – “Procedures for Tendering Shares,” not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary and Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 – “Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such

Shares as described in Section 3 – “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 – “Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on August 8, 2022, unless Purchaser extends the Offer. See Section 4 – “Withdrawal Rights.”

•

In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after September 10, 2022, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 – “Withdrawal Rights.”

WHAT DOES EPIZYME’S BOARD OF DIRECTORS THINK OF THE OFFER?

•

Epizyme’s board of directors has unanimously recommended that you accept the Offer. Epizyme’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the U.S. Securities and Exchange Commission (the “SEC”) concurrently with the filing of our Tender Offer Statement on Schedule TO dated July 12, 2022. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept Shares for payment pursuant to the Offer, the Minimum Condition will have been satisfied and we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Epizyme stockholders under the General Corporation Law of the State of Delaware (the “DGCL”) to complete the Merger. If the Merger occurs, Epizyme will become a wholly owned subsidiary of Ipsen and each issued and then outstanding Share (other than any Shares held by or in the treasury of Epizyme, or owned by Ipsen, Purchaser or any of Ipsen’s other subsidiaries and any Shares held by stockholders who have properly demanded appraisal rights of such Shares and not effectively withdrawn their respective demand, failed to perfect or otherwise lost their respective rights to appraisal of such Shares pursuant to Section 262 of the DGCL) will be canceled and converted automatically into the right to receive the Offer Price, without interest, and subject to any applicable withholding taxes. See also the Introduction.

•

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL EPIZYME CONTINUE AS A PUBLIC COMPANY?

•

No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Ipsen Biopharma and the Shares will no longer be publicly traded. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

•

If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares which have been tendered, you will remain a stockholder of Epizyme, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or any other securities market, there may not be a public trading market for the Shares, and Epizyme may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•

Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On July 11, 2022, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $1.47. See Section 6 – “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in the Introduction and Section 13 – “Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $1.45 in cash (subject to adjustment as described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”), plus one CVR per Share, in each case without interest and less any applicable withholding taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See Section 1 – “Terms of the Offer” and Section 2 – “Acceptance for Payment and Payment for Shares.” Following the consummation of the Offer, holders of CVRs may receive payments of $0.70 and $0.30 per CVR if the FDA Approval Milestone or the Net Sales Milestone (each as defined below), respectively, are achieved. The Milestones relate to the achievement of regulatory approval by the FDA for the commercial marketing and sale of Epizyme’s tazemetostat product for a specific indication in the United States and a “Net Sales” related milestone of Epizyme’s tazemetostat product by Purchaser and its affiliates; see Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

IF I AM AN EMPLOYEE OF EPIZYME, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

•

The Offer is being made for all outstanding Shares, but not for options to purchase Shares granted under Epizyme’s equity plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer. For treatment of options in the Merger, see Section 11 – “Summary of the Merger Agreement and Certain Other Agreements –Merger Agreement – Treatment of Equity Awards.”

•

At the Effective Time, each then outstanding Epizyme RSU will vest in full and be cancelled, and the holder thereof shall be entitled to receive both: (i) a cash payment equal to the product of (a) the total number of shares of Epizyme Common Stock underlying the Epizyme RSU and (b) $1.45 (subject to applicable withholding and the adjustment described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”); and (ii) a CVR with respect to each Share underlying such Epizyme RSU.

•

If the Effective Time occurs on or before the last business day of a Plan Period (as such term is defined in the Epizyme 2013 Employee Stock Purchase Plan (the “ESPP”)) in effect as of the date of the Merger Agreement and there are options then outstanding with respect to such Plan Period, the Epizyme Board shall, prior to the Effective Time, take such actions as are necessary to provide that all outstanding options shall be cancelled as of the closing date of the Merger (the “Closing Date”), provided that notice of such cancellation shall be given to each holder of an option, and each holder of an option shall have the right to exercise such option in full on the Closing Date (or, if not practicable, on the Business Day immediately preceding the Closing Date) based on payroll deductions then credited to his or her account as of a date determined by the Epizyme Board, which date shall not be less than 10 days preceding the Closing Date. If the Effective Time occurs after the last business day of a Plan Period in effect as of the date of the Merger Agreement (i.e., a new Plan Period would have commenced after the date of the Merger Agreement), the Epizyme Board shall terminate the ESPP as of a date prior to the Closing Date and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the ESPP shall be paid out to the participating employees under the ESPP. In any event, the Epizyme Board shall terminate the ESPP prior to the Effective Time.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?

•

The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Epizyme who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

•

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Ipsen and Epizyme may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

•

Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex B to the Schedule 14D-9.

•

If you tender your Shares into the Offer and such Shares are accepted for purchase, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Georgeson LLC, the Information Agent, toll-free at 866-203-9357 or email them at Epizyme@georgeson.com. See the back cover of this Offer to Purchase.

To All Holders of Shares of

Epizyme, Inc.

INTRODUCTION

Hibernia Merger Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen Biopharma”) and wholly owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Ipsen”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Epizyme, Inc., a Delaware corporation (“Epizyme”), at a price per Share of $1.45, to the holder in cash (subject to adjustment as described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”), without interest, and less any applicable withholding taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, of up to $1.00 per CVR, contingent upon the achievement of certain milestones, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Ipsen is a wholly owned subsidiary of Ipsen S.A., a French société anonyme (“Ipsen SA”) with American Depositary Receipts and Ordinary Shares which are traded on the OTC Markets under the trading symbols “IPSEY” and “IPSEF”, respectively.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 27, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among Epizyme, Ipsen and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Epizyme, and Epizyme will be the surviving corporation and a wholly owned subsidiary of Ipsen (such corporation, the “Surviving Corporation” and such merger, the “Merger”). At or prior to the Acceptance Time, Ipsen will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with the Rights Agent, governing the terms of the CVRs.

If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Depositary and Paying Agent and Georgeson LLC, the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

1.

there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Ipsen and its subsidiaries, represent at least one Share more than 50% of the total number of Shares outstanding on the date the Offer expires (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined under Delaware law) will be excluded;

2.

there not having been enacted, issued, promulgated, enforced or entered or deemed to be applicable by any governmental entity or court, in either case, of competent jurisdiction any law (including common law), statute, treaty, regulation, ordinance, rule, government order, decree, requirement or other governmental restriction, in each case having the force and effect of law which has the effect of preventing or prohibiting or making illegal the consummation of the Offer or the Merger;

3.	the absence of, since March 31, 2022, any Company Material Adverse Effect (as defined below); and

4.	the Merger Agreement not having been validly terminated in accordance with its terms.

For purposes of determining the Minimum Condition, the Shares of the Supporting Stockholders subject to the Support Agreement represent in the aggregate approximately 20.5% of outstanding voting power of Epizyme as of June 27, 2022 (assuming no exercise of outstanding equity awards). The Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender their Shares.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition. See Section 13 – “Conditions of the Offer.”

The Offer will expire at one minute after 11:59 p.m. Eastern Time on August 8, 2022, unless the Offer is extended. See Section 1 – “Terms of the Offer”, Section 13 – “Conditions of the Offer” and Section 15 – “Certain Legal Matters; Regulatory Approvals.”

After careful consideration, the Epizyme board of directors (“Epizyme Board”), upon the recommendation of the special committee of the Epizyme Board, among other things, unanimously: (i) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) declared that it is in the best interests of Epizyme and its stockholders that Epizyme enter into the Merger Agreement and consummate the Merger and that its stockholders accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement; (iii) declared that the terms of the Offer and the Merger are fair to Epizyme and its stockholders; and (iv) recommended that Epizyme’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

For factors considered by the Epizyme Board, see Epizyme’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Ipsen, Epizyme and Purchaser and specified in the certificate of merger) (the “Effective Time”).

In connection with the execution of the Merger Agreement, the Supporting Stockholders entered into the Support Agreement. Subject to the terms and conditions of the Support Agreement, each of the Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender its Shares, pursuant to the Offer and, subject to certain exceptions, not to otherwise transfer any of the Shares and other securities that are subject to the Support Agreement. The Shares of the Supporting Stockholders subject to the Support Agreement represent in the aggregate approximately 20.5% of the outstanding voting power of Epizyme as of June 27, 2022 (assuming no exercise of outstanding equity awards). The Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender their Shares.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than: (i) any Shares held by Epizyme (or held in the treasury of Epizyme); (ii) each Share owned by Ipsen, Purchaser or any other direct or indirect wholly owned subsidiary of Ipsen immediately prior to the Effective Time which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor; and (iii) any Shares owned by Epizyme’s stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without any interest, without regard to any applicable vesting or employment based forfeiture conditions, and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary and Paying Agent of an Agent’s Message (as defined below) relating to such Shares.

The Merger Agreement is more fully described in Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Epizyme RSUs and Epizyme Options in the Merger. Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Epizyme’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Epizyme that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Epizyme to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Epizyme will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. For purposes of determining whether the Minimum Condition has been met, holders of approximately 20.5% of the outstanding voting power of Epizyme (assuming no exercise of outstanding equity awards) have entered into a Support Agreement and have agreed, among other things, subject to certain exceptions, to tender their Shares. As a result of the Merger, Epizyme will cease to be a publicly traded company and will become a wholly owned subsidiary of Ipsen. See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 – “Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on Monday, August 8, 2022 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 – “Conditions of the Offer.” For purposes of determining whether the Minimum Condition is met, holders of approximately 20.5% of the outstanding voting power of Epizyme have entered into a Support Agreement and have agreed, among other things, subject to certain exceptions, to tender their Shares. We may terminate the Offer without purchasing any Shares if certain events described in Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements – Summary of the Merger Agreement – Termination” occur.

Ipsen and Purchaser expressly reserve the right to: (i) increase the Offer Price; and (ii) waive any of the Offer Conditions, except that Epizyme’s consent, in its sole and absolute discretion, is required for Ipsen or Purchaser to:

(1)	change the form of consideration payable in the Offer;

(2)	decrease the Offer Price or the Cash Consideration;

(3)	change the terms of the CVRs;

(4)	increase the Offer Price in an amount of less than $0.05 per Share;

(5)	change the Offer so that it is for fewer than all of the outstanding Shares (other than shares of Epizyme’s common stock to be cancelled in accordance with the Merger Agreement);

(6)	terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer;

(7)	provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(8)	amend, change or waive the Minimum Condition or the condition requiring the Merger Agreement to have not been validly terminated in accordance with its terms;

(9)

amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Ipsen or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement (other than, for the avoidance of doubt, delays resulting from increases to the Offer Price as contemplated above or extensions of the scheduled expiration date of the Offer on the terms set forth in the Merger Agreement); or

(10)	impose any condition to the Offer other than the Offer Conditions.

As promptly as practicable after the later of: (i) the earliest time as of which Purchaser is permitted under the Exchange Act to accept for purchase Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions have been satisfied or waived, Purchaser shall (and Ipsen shall cause Purchaser to) irrevocably accept for purchase all Shares tendered (and not validly withdrawn) pursuant to the Offer. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Acceptance Time.” Promptly (and in any event within three business days after the Acceptance Time), Purchaser is required to pay, or cause the Depositary and Paying Agent to pay, for all Shares validly tendered (and not validly withdrawn) in the Offer.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (10) above.

The Merger Agreement provides that, subject to the termination rights provided therein, Purchaser shall, and Ipsen shall cause Purchaser to, extend the scheduled expiration date of the Offer on one or more occasions (without the consent of Epizyme): (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC); (B) in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; (C) if at the then scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied (and Ipsen or Purchaser has not waived such condition in accordance with the terms of the Merger Agreement), for one or more additional periods specified by Purchaser of up to 10 business days per extension (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) but not (without the prior written consent of Epizyme) beyond the Outside Date, except that if on the then scheduled expiration date of the Offer, the Minimum Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms hereof), Purchaser shall so extend the Offer; and (D) at the written request of Epizyme for a period specified by Epizyme (not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) and not beyond the Outside Date) delivered at the same time that Epizyme delivers to Ipsen and Purchaser a Recommendation Change Notice if there are 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) or less remaining before the then scheduled expiration date of the Offer at the time of the delivery of such Recommendation Change Notice time; provided, that, in no event will Ipsen or Purchaser be required to extend the Offer as described above in this paragraph beyond the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with Article VIII thereof and (ii) the Outside Date. The Outside Date is defined in the Merger Agreement to be October 30, 2022; provided, however, that to the extent that any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act have expired, or been terminated or obtained, as applicable, at the Outside Date and the HSR Condition is the only Offer Condition that has not been satisfied or waived, then the Outside Date will be automatically extended to the earlier of (x) such time that the HSR Condition is satisfied, plus 10 Business Days and (y) December 31, 2022. See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 – “Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 – “Conditions of the Offer” have not been satisfied. Under certain circumstances, Ipsen and Purchaser may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Epizyme pursuant to Section 251(h) of the DGCL.

Epizyme has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Epizyme’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

As promptly as practicable after the later of: (i) the earliest time as of which Purchaser is permitted under the Exchange Act to accept for purchase Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the conditions to the Offer set forth in Section 13 – “Conditions of the Offer” shall have been satisfied or waived, Purchaser shall (and Ipsen shall cause Purchaser to) irrevocably accept for purchase all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly (and in any event within three business days) after the Acceptance Time, pay, or cause the Depositary and Paying Agent to pay, for all Shares validly tendered (and not validly withdrawn) in the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See Section 3 – “Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	Procedures for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer: (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (a) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary and Paying Agent prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary and Paying Agent or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent prior to the expiration of the Offer.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent. If you are unable to deliver any required document or instrument to the Depositary and Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items together with the Shares within two (2) trading days after the date of execution of the Notice of Guaranteed Delivery.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Epizyme, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Ipsen, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

Backup Withholding. Payments made to a stockholder upon such stockholder’s exchange of Shares pursuant to the Offer or the Merger may be subject to information reporting, and the Cash Consideration paid to a holder of Shares may be subject to backup withholding (currently at the rate of 24%). In addition, payments with respect to a CVR may be subject to information reporting and backup withholding.

A U.S. Holder (as defined below in Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will not be subject to backup withholding if: (i) the U.S. Holder: (a) furnishes a correct taxpayer identification number (“TIN”) and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9, which will be included with the applicable Letter of Transmittal to be returned to the Depositary and Paying Agent); or (b) otherwise establishes to the satisfaction of the Depositary and Paying Agent that such U.S. Holder is exempt from backup withholding; and (ii) with respect to payments on the CVRs, provides the rights agent with a certification described in clause (i)(a) of this sentence or otherwise establishes an exemption from backup withholding.

A Non-U.S. Holder (as defined below in Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will generally not be subject to backup withholding if the Non-U.S. Holder certifies to the applicable withholding agent that it is exempt from backup withholding by providing a properly executed IRS Form W-8BEN-E or W-8BEN, as applicable (or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on August 8, 2022), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after September 10, 2022, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Ipsen, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary and Paying Agent may nevertheless, subject to the terms of the Merger Agreement and on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.	Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as available and in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders (as defined below) who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, certain taxpayers that are required to conform the timing of income accruals to their financial statements under Section 451 of the Code, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders of Shares that exercise appraisal rights and persons who acquired their Shares upon the exercise of stock options (or upon the vesting and cancellation of Epizyme RSUs in connection with the Merger) or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships holding Shares should consult their tax advisors regarding the tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.

U.S. Holders. The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.

If certain U.S. Treasury regulations addressing contingent payment obligations that are analogous to the CVRs were to apply to the CVRs, and if the fair market value of the CVRs were determined to be “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if such U.S. Treasury regulations were to apply to the CVRs, and if it were determined that the fair market value of the CVRs could not be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. The discussion below does not address the tax consequences of such a characterization. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.

The following sections discuss certain U.S. federal income tax consequences of the Offer or Merger, as applicable, if the exchange of Shares for cash and CVRs pursuant to the Offer or the Merger, as applicable, is treated as a closed transaction or, alternatively, as an open transaction for U.S. federal income tax purposes. Under either “closed” or “open” transaction treatment, gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Treatment as Closed Transaction. If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted U.S. federal income tax basis in the Shares sold or exchanged. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of Epizyme’s common stock would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial U.S. federal income tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being made with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described below under “Treatment as Open Transaction”). In addition, it is unclear how a U.S. Holder of the CVRs would recover its adjusted U.S. federal income tax basis with respect to payments thereon. It is possible that a Holder may not be able to recover its adjusted U.S. federal income tax basis in a CVR until the last payment on the CVR is made. A U.S. Holder may be able to recognize loss to the extent of any remaining U.S. federal income tax basis in the CVRs after the expiration of any right to payments under such U.S. Holder’s CVRs.

Treatment as Open Transaction. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder should generally recognize capital gain for U.S. federal income tax purposes in the year of the Offer or the Merger if and to the extent the amount of cash received as of the closing of the Offer or the Effective Time, as the case may be, exceeds such U.S. Holder’s adjusted U.S. federal income tax basis in the Shares sold or exchanged. However, a U.S. Holder would not recognize loss for U.S. federal income tax purposes in the year of the Offer or the Merger if its adjusted U.S. federal income tax basis exceeds the amount of cash received as of the closing of the Offer or the Effective Time, as the case may be.

The fair market value of the CVRs generally would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no U.S. federal income tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares. The portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code will generally be treated as gain to the extent the sum of such payments (and all previous payments under the CVRs), together with the cash received upon the closing of the Offer or Merger, exceeds such U.S. Holder’s adjusted U.S. federal income tax basis in the Shares surrendered pursuant to the Offer or Merger. Subject to the imputed interest rules discussed below, a U.S. Holder that does not receive cash pursuant to the Offer or Merger (including for this purpose any cash received as payments on the CVRs) in an amount at least equal to such U.S. Holder’s adjusted U.S. federal income tax basis in the Shares surrendered pursuant to the Offer or Merger may be able to recognize a capital loss in the year that the U.S. Holder’s right to receive further payments under the CVR terminates, or possibly upon such U.S. Holder’s abandonment of its CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

A portion of the payments made with respect to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

•

the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S.-source losses).

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders – Treatment as Open Transaction”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Purchaser or the applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.

Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding (currently at a rate of 24%), unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.

The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder on the Offer or the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder (except imputed interest) and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Ipsen or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.	Price Range of Shares; Dividends.

According to Epizyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, the Shares are traded on Nasdaq under the symbol “EPZM.” Epizyme has advised Ipsen that, as of the close of business on July 6, 2022, 168,364,752 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2020 and 2021 and the current fiscal year.

Fiscal Year Ended December 31, 2020	High	Low
First Quarter	$26.72	$14.83
Second Quarter	20.46	13.68
Third Quarter	16.25	11.73
Fourth Quarter	13.77	10.34

Fiscal Year Ended December 31, 2021	High	Low
First Quarter	$12.32	$7.45
Second Quarter	9.71	6.81
Third Quarter	8.46	4.82
Fourth Quarter	5.19	2.50

Current Fiscal Year	High	Low
First Quarter	$2.68	$1.06
Second Quarter	1.48	0.42
Third Quarter (through July 11, 2022)	1.49	1.47

On July 11, 2022, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq during normal trading hours was $1.47 per Share.

Epizyme has never paid cash dividends on its common stock. In Epizyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Epizyme indicated that it would continue to retain its future earnings for the development and growth of its business. Additionally, under the terms of the Merger Agreement, Epizyme is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14 – “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (a) there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00; (c) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 300; (d) the number of publicly held Shares falls below 500,000; (e) a market value of publicly held Shares over a 30 consecutive business day period is less than $1 million; and

(f) Epizyme has (i) stockholders’ equity of less than $2.5 million, (ii) the market value of publicly held Shares over a 30 consecutive business day period of less than $35 million and (iii) net income from continuing operations of less than $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. Shares held by officers or directors of Epizyme, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Epizyme, there were, as of June 24, 2022, 168,329,464 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Epizyme upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Epizyme to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Epizyme to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Epizyme. Furthermore, the ability of “affiliates” of Epizyme and persons holding “restricted securities” of Epizyme to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Epizyme.

The following description of Epizyme and its business has been taken from Epizyme’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 10, 2022, and is qualified in its entirety by reference to such Form 10-K and Form 10-Q.

Epizyme is a commercial-stage biopharmaceutical company that is committed to rewriting treatment for people with cancer through the discovery, development, and commercialization of novel epigenetic medicines. Epizyme aspires to change the standard of care for patients and physicians by developing targeted medicines with fundamentally new mechanisms of action directed at specific causes of hematological malignancies and solid tumors. In 2020, Epizyme’s EZH2 inhibitor, tazemetostat, was approved in the United States as TAZVERIK® for the treatment of epithelioid sarcoma (“ES”), and follicular lymphoma (“FL”). Commercial sales of TAZVERIK® for the treatment of ES commenced in the first quarter of 2020 and commercial sales of TAZVERIK® for the treatment of FL commenced in the end of the second quarter of 2020.

Epizyme was incorporated under the laws of the State of Delaware on November 1, 2007 as Epizyme, Inc. Epizyme’s principal executive offices are located at 400 Technology Square, 4th Floor, Cambridge, MA, 02139, and Epizyme’s telephone number is (617) 229-5872. Epizyme’s Internet website is https://www.epizyme.com.

Available Information. Epizyme is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Epizyme’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Epizyme’s securities, any material interests of such persons in transactions with Epizyme and other matters is required to be disclosed in proxy statements and periodic reports distributed to Epizyme’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Epizyme, who file electronically with the SEC. The address of that site is https://www.sec.gov. Epizyme also maintains an Internet website at https://www.epizyme.com. The information contained in, accessible from or connected to Epizyme’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Epizyme’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Epizyme contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Epizyme. Although we have no knowledge that any such information contains any misstatements or omissions, none of Ipsen, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Epizyme contained in such documents and records or for any failure by Epizyme to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Ipsen, Purchaser and Related Entities.

General. Purchaser is a Delaware corporation with its principal offices located at One Main Street, Cambridge, MA 02142. The telephone number of Purchaser is (617) 679-8500. Purchaser is a wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc. (“Ipsen Biopharma”), a Delaware corporation and wholly owned subsidiary of Ipsen. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Epizyme and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Ipsen Biopharma is a Delaware corporation with its principal offices located at One Main Street, Cambridge, MA 02142. The telephone number of Ipsen Biopharma is (617) 679-8500. Ipsen is a French société par actions simplifiée and Ipsen SA is a French société anonyme, both with principal offices located at 65 Quai Georges Gorse, Boulogne Billancourt CEDEX, France. The telephone number of Ipsen SA and Ipsen is +33 1 58 33 50 00. Ipsen SA’s American Depositary Receipts and Ordinary Shares trade on the OTC Markets under the trading symbols “IPSEY” and “IPSEF”, respectively. Ipsen SA, Ipsen and Ipsen Biopharma develop and commercialize innovative medicines in three key therapeutic areas – Oncology, Rare Disease and Neuroscience.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Ipsen SA, Ipsen, Ipsen Biopharma and Purchaser (collectively, the “Offerors”) and certain other information are set forth in Schedule A hereto.

During the last five years, none of the Offerors or, to the knowledge of the Offerors, any of the persons listed in Schedule A hereto: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors and convictions that have been overturned on appeal); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as otherwise described in this Offer to Purchase: (i) none of the Offerors, any majority-owned subsidiary of such entities or, to their knowledge, any of the persons listed in Schedule A hereto or any associate or of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of the Offerors or, to their knowledge, any of the persons or entities referred to in clause (i) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date of this Offer to Purchase, none of the Offerors owns shares of Common Stock of Epizyme. As discussed in Section 10 – “Background of the Offer; Contacts with Epizyme”, any Shares owned by Ipsen or its wholly owned subsidiaries as of the Effective Time will be cancelled in the Merger for no consideration (including that no CVRs will be issued in respect of such Shares). Ipsen is not restricted from transferring or disposing of any such Shares prior to the Effective Time.

Except as otherwise described in this Offer to Purchase, none of the Offerors or, to their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Epizyme, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of the Offerors or, to their knowledge, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Epizyme or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of the Offerors or any of their subsidiaries or, to their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Epizyme or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Ipsen and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the

exhibits thereto, as well as other information filed by Ipsen and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

10.	Background of the Offer; Contacts with Epizyme.

Background of the Offer and the Merger; Past Contacts or Negotiations between Ipsen, Purchaser and Epizyme. The following is a description of contacts between representatives of Ipsen and Purchaser with representatives of Epizyme that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Epizyme’s activities relating to these contacts, please refer to Epizyme’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

The following chronology summarizes the key meetings and other events between representatives of Ipsen and representatives of Epizyme that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between Ipsen and Epizyme and their respective representatives. For a summary of additional activities of Epizyme relating to the signing of the Merger Agreement, please refer to the Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

In December 2021, representatives of Ipsen reached out to representatives of Epizyme to explore a possible business relationship with respect to Epizyme’s marketed oncology product tazemetostat (“Tazverik”). A first, non-confidential contact was held at the JP Morgan Healthcare Conference on January 10, 2022. On January 2022, representatives of Ipsen met with representatives of Epizyme at Ipsen’s U.S. offices about the opportunity to acquire the rights to certain pharmaceutical products, including Tazverik and its life-cycle pre-clinical programs. Ipsen and Epizyme executed a mutual confidentiality agreement effective February 7, 2022, and on February 14, 2022, representatives of Ipsen received the Epizyme management presentation and met with the Epizyme management team at Ipsen’s U.S. offices after reviewing the materials.

On March 30, 2022, Ipsen sent to Epizyme’s representative a non-binding indication of interest with respect to a potential acquisition of assets relating to Tazverik and Epizyme’s life-cycle pre-clinical programs (the “First IOI”). On April 14, 2022, representatives of Ipsen, certain representatives from Orrick, Herrington & Sutcliffe LLP, legal counsel to Ipsen (“Orrick”) and certain representatives from Barclays Bank Plc, financial advisers to Ipsen (“Barclays”), were invited into a virtual data room established by Epizyme containing certain financial and business due diligence information. On the same date, representatives of Ipsen and representatives of Epizyme discussed Epizyme’s rejection of the asset acquisition offer and the possibility of an offer to purchase the entire company.

Following further discussions between Ipsen and Epizyme, Ipsen submitted a second non-binding indication of interest to acquire Epizyme (the “Second IOI”) on May 16, 2022, which included an all-cash proposal to acquire Epizyme at a purchase price of $1.10 per share of Epizyme common stock. The Second IOI was subject to customary conditions, including the completion of due diligence and the negotiation of mutually acceptable definitive documentation. Ipsen noted that Orrick would be prepared to complete due diligence and immediately engage with Wilmer Cutler Pickering Hale and Dorr LLP, legal counsel to Epizyme (“WilmerHale”), to finalize the documentation relating to the transaction.

Following Epizyme’s receipt of the Second IOI, Epizyme provided feedback to Ipsen that its board of directors (its “Board”) was not receptive to a transaction at this price, but would continue discussions as Ipsen continued its diligence. On May 25, 2022, Ipsen submitted a third non-binding indication of interest (the “Third IOI”), which included a proposal to acquire Epizyme at a cash purchase price of $1.25 per share of Epizyme common stock and a contingent value right pursuant to which Epizyme shareholders could receive a one-time cash payment of $0.70 per share of Epizyme common stock upon the full regulatory approval by the FDA, on or prior to January 1, 2028, of Tazverik for the treatment of follicular lymphoma as second line treatment in combination with lenalidomide and rituximab (the “FDA Approval Milestone Amount”).

Following the Third IOI, Epizyme provided feedback to Ipsen that the upfront payment did not meet the Board’s expectations and that the Board would prefer a share price of at least $1.50.    On June 2, 2022, Ipsen submitted a fourth non-binding indication of interest (the “Fourth IOI”), which included a proposal to acquire Epizyme at a cash purchase price of $1.30 per share of Epizyme common stock and a contingent value right pursuant to which Epizyme stockholders could receive (i) a one-time cash payment of $0.30 per share of Epizyme common stock payable the first time that the aggregate net sales of Tazverik by Ipsen worldwide (excluding, for the avoidance of doubt, the territories covered under Epizyme’s license agreements with Eisai and HutchMed) during any calendar year prior to December 31, 2026 equals or exceeds $250 million (the “Net Sales Milestone Amount”), and (ii) the FDA Approval Milestone Amount.

Following the Fourth IOI, Epizyme provided feedback to Ipsen asking for an increase in the upfront consideration in the transaction. On June 7, 2022, Ipsen submitted a fifth non-binding indication of interest (the “Fifth IOI”), which included a proposal to acquire Epizyme at a cash purchase price of $1.35 per share of Epizyme common stock, provided, that the cash per share amount would be increased dollar-for-dollar for any (i) reduction in payments on Epizyme’s indebtedness and (ii) reduction in obligations associated with the Epizyme’s existing lease of lab and office space at 400 Technology Square in Cambridge, Massachusetts, obtained by Epizyme prior to the signing of the definitive transaction documentation, and a contingent value right pursuant to which Epizyme stockholders could receive the Net Sales Milestone Amount and the FDA Approval Milestone Amount. On June 8, 2022, Epizyme and WilmerHale made available an initial draft of the agreement and plan of merger (the “Merger Agreement”) and provided a draft exclusivity agreement (the “Exclusivity Agreement”) to Ipsen.

On June 10, 2022, Ipsen and Epizyme finalized and executed the Exclusivity Agreement with an exclusivity period until July 1, 2022, pursuant to which Epizyme agreed that, through June 23, 2022 (the “Initial Exclusivity”), it would not initiate, solicit, encourage any proposal or offer from, or engage in discussions or negotiations or enter into any agreement with, any third party for any transaction that would result in the sale or transfer of a majority or more of the equity securities of Epizyme or a majority or more of the consolidated total assets of Epizyme. Epizyme and WilmerHale provided initial drafts of a form of tender and support agreement (the “Support Agreement”) to be signed by certain significant shareholders of Epizyme and a form of contingent value rights agreement on June 12, 2022 and June 13, 2022, respectively.

On June 14, 2022, Epizyme provided more materials in the virtual data room, and Ipsen and its advisors (including Barclays and Orrick) continued their business and legal due diligence of Epizyme to assess potential risks in connection with the proposed transaction. Orrick and WilmerHale continued to negotiate the Merger Agreement and related transaction documents, and Ipsen and Epizyme and their respective advisors attended a Merger Agreement negotiation at Ipsen’s offices in Cambridge, Massachusetts on June 19, 2022. On June 22, 2022, Ipsen and Epizyme executed an amendment to the Exclusivity Agreement that extended the Initial Exclusivity through June 30, 2022, and on June 23, 2022, Ipsen agreed to further increase the portion of the purchase price payable at closing to $1.45 per share, which the parties agreed reflected, but was not contingent upon, the value of the reductions Epizyme was seeking with respect to in (i) costs associated with its indebtedness and (ii) obligations associated with its lease of lab and office space at 400 Technology Square in Cambridge, Massachusetts. The parties continued to negotiate the transaction documents through June 26, 2022, at which date, both the Board and the board of directors of Ipsen and Epizyme unanimously approved the transaction, and the Board recommended that the stockholders of Epizyme tender their shares in a tender offer to be initiated by Ipsen pursuant to the Merger Agreement. Subsequent to the meetings of the Board of Directors of Ipsen and Epizyme, Epizyme and Ipsen finalized the Merger Agreement and the related transaction documents, including the Support Agreement, and all such documents were executed. On the morning of June 27, 2022, prior to market open on the Euronext and Nasdaq Stock Exchanges, Epizyme and Ipsen issued a joint press release announcing the parties’ entry into the Merger Agreement.

On July 12, 2022, Ipsen commenced the Offer.

11.	Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer. The purpose of the Offer and the Merger is for Ipsen and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Epizyme. Pursuant to the Merger, Ipsen will acquire all of the outstanding stock of Epizyme not purchased pursuant to the Offer or otherwise.

Stockholders of Epizyme who sell their Shares in the Offer will cease to have any equity interest in Epizyme or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Epizyme’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL generally provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of Epizyme in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for Epizyme. At the Effective Time, the certificate of incorporation of Epizyme as in effect immediately prior to the Effective Time will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser (or, at Purchaser’s discretion, the officers of Epizyme) as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement – Board of Directors and Officers” below.

As soon as practicable after the consummation of the Merger, Ipsen will integrate the business, operations and assets of Epizyme with Ipsen’s existing business. The common stock of Epizyme will be delisted and will no longer be quoted on Nasdaq.

Except as disclosed in this Offer to Purchase, Ipsen and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Epizyme, the disposition of securities of Epizyme, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Epizyme or the sale or transfer of a material amount of assets of Epizyme.

Summary of the Merger Agreement and Certain Other Agreements.

Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Form 8-K that Epizyme filed on June 27, 2022. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Ipsen, Purchaser or Epizyme. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by Epizyme to Ipsen and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Acceptance Time or to receive the Merger consideration. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than July 12, 2022. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 – “Conditions of the Offer.” Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 – “Conditions of the Offer,” the Merger Agreement provides that as promptly as practicable after the later of: (i) the earliest time as of which Purchaser is permitted under the Exchange Act to accept for purchase Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, Purchaser shall (and Ipsen shall cause Purchaser to) irrevocably accept for purchase all Shares tendered (and not validly withdrawn) pursuant to the Offer. Promptly (and in any event within three business days after the Acceptance Time), Purchaser is required to pay, or cause the Depositary and Paying Agent to pay, for all Shares validly tendered (and not validly withdrawn) in the Offer. The Offer will expire at one minute after 11:59 p.m., Eastern Time on August 8, 2022, unless we extend the Offer pursuant to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Cash Consideration is $1.45 in cash per Share (subject to adjustment as described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”), without interest, and subject to deduction for applicable withholding taxes.

Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price; and (ii) waive any Offer Condition, except that Epizyme’s consent is required for Ipsen or Purchaser to:

•	change the form of consideration payable in the Offer;

•	decrease the Offer Price or the Cash Consideration;

•	change the terms of the CVRs;

•	increase the Offer Price in an amount of less than $0.05 per Share;

•	change the Offer so that it is for fewer than all of the outstanding Shares (other than shares of Epizyme’s common stock to be cancelled in accordance with the Merger Agreement);

•	terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer;

•	provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	amend, change or waive the Minimum Condition or the condition requiring the Merger Agreement to have not been validly terminated in accordance with its terms;

•

amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Ipsen or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement (other than, for the avoidance of doubt, delays resulting from increases to the Offer Price as contemplated above or extensions of the scheduled expiration date of the Offer on the terms set forth herein); or

•	impose any condition to the Offer other than the Offer Conditions.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser may, or is required to, and Ipsen is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that Purchaser shall, and Ipsen shall cause Purchaser to, extend the scheduled expiration date of the Offer on one or more occasions (without the consent of Epizyme):

•	as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC);

•	in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC;

•

if at the then scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied (and Ipsen or Purchaser has not waived such condition in accordance with the terms of the Merger Agreement), for one or more additional periods specified by Purchaser (of up to 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension, but not without the prior written consent of Epizyme beyond the Outside Date, except that if on the then scheduled expiration date of the Offer, the Minimum Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms hereof), Purchaser is obligated to so extend the Offer; or

•

at the written request of Epizyme for a period specified by Epizyme (not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) and not beyond the Outside Date) delivered at the same time that the Company delivers to the Parent and the Purchaser a Recommendation Change Notice if there are 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) or less remaining before the then scheduled expiration date of the Offer at the time of the delivery of such Recommendation Change Notice time.

However, in no event shall Ipsen or Purchaser: be required to extend the Offer beyond the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Outside Date (defined in the Merger Agreement as October 30, 2022; provided, however, that to the extent that any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable, at the Outside Date and the HSR Condition is the only Offer Condition that has not been satisfied or waived, then the Outside Date shall be automatically extended to the earlier of (x) such time that the HSR Condition is satisfied, plus 10 Business Days and (y) December 31, 2022).

Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Ipsen will cause Purchaser to) promptly (and in any event within 24 hours), irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer. If the Offer is terminated in accordance with the

Merger Agreement prior to the Acceptance Time, Purchaser shall promptly return, or cause any depositary acting on behalf of Purchaser to return, all tendered shares of the Shares to the tendering stockholders.

Conversion of Capital Stock at the Effective Time. Shares outstanding immediately prior to the Effective Time (other than Shares held by Epizyme (or held in the treasury of Epizyme) or Shares held by Ipsen, Purchaser or any other direct or indirect wholly owned subsidiary of Ipsen, which will be canceled and retired and cease to exist without consideration or payment; and Shares held by a holder who properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares) will be converted at the Effective Time into the right to receive $1.45 per Share, to the holder in cash (subject to adjustment as described in Section 11 – “Summary of the Merger Agreement and Certain Other Agreements”), plus one CVR per Share in each case, without interest, and subject to any withholding of taxes.

Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

Ipsen shall deposit, or shall cause to be deposited, with the Paying Agent, at or prior to or promptly following the Acceptance Time (but in any event on the Closing Date), all of the funds necessary to purchase any and all Shares that the Purchaser becomes obligated to purchase pursuant to the Offer.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Epizyme, the separate existence of Purchaser will cease, and Epizyme will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Ipsen, Purchaser and Epizyme have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Epizyme’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

As of the Effective Time, the certificate of incorporation of Epizyme will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.

Treatment of Equity Awards. Pursuant to the Merger Agreement, (a) each option to purchase Shares having an exercise price equal to or less than $1.23 (each, a “Cash-Out Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, will vest in full and automatically be canceled and converted into the right to receive for each Share subject to such Cash-Out Option, (i) the Merger Consideration (with the Cash Consideration being payable by the Surviving Corporation) minus (ii) the exercise price per share of such Share and less applicable tax withholding and (b) each option to purchase Shares having an exercise price greater than $1.23 (each, a “Exercisable Pre-Close Option”, and together with Cash-Out Options, collectively, the “Epizyme Options”) that is outstanding and unexercised as of five business days prior to the Closing Date, or such other date occurring prior to the Closing Date as may be determined by the Board in its discretion (such date, the “Acceleration Date”) whether or not vested, will vest in full and become exercisable up to and through the close of regular trading on the Nasdaq Stock Market on the second business day following the Acceleration Date (such second business day, the “Last Exercise Date”) in accordance with the terms and conditions of such Exercisable Pre-Close Option in effect on the date hereof, and such Exercisable Pre-Close Option will terminate and be of no further force or effect as of immediately prior to Closing if not exercised by the holder on or prior to the close of regular trading on the Last Exercise Date.

Effective as of immediately prior to the Effective Time, each then outstanding restricted stock unit with respect to Shares granted by Epizyme pursuant to its equity plans (each, a “Epizyme RSU”) will vest in full and automatically be canceled and converted into the right to receive (i) from the Surviving Corporation an amount of cash, equal to the product of (A) the total number of Shares then underlying such Epizyme RSU multiplied by (B) the Cash Consideration and (ii) one (1) CVR for each Share underlying such Epizyme RSU, in each case, less applicable withholding.

If the Effective Time occurs on or before the last business day of a Plan Period (as such term is defined in the Epizyme 2013 Employee Stock Purchase Plan (the “ESPP”)) in effect as of the date of the Merger Agreement and there are options then outstanding with respect to such Plan Period, the Epizyme Board shall, prior to the Effective Time, take such actions as are necessary to provide that all outstanding options shall be cancelled as of the Closing Date, provided that notice of such cancellation shall be given to each holder of an option, and each holder of an option shall have the right to exercise such option in full on the Closing Date (or, if not practicable, on the Business Day immediately preceding the Closing Date) based on payroll deductions then credited to his or her account as of a date determined by the Epizyme Board, which date shall not be less than 10 days preceding the Closing Date. If the Effective Time occurs after the last business day of a Plan Period in effect as of the date of the Merger Agreement (i.e., a new Plan Period would have commenced after the date of the Merger Agreement), the Epizyme Board shall terminate the ESPP as of a date prior to the Closing Date and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the ESPP shall be paid out to the participating employees under the ESPP. In any event, the Epizyme Board shall terminate the ESPP prior to the Effective Time.

Employee Benefits Matters. Pursuant to the Merger Agreement, Ipsen has agreed that, for a period of one year following the Effective Time, each employee of Epizyme or an affiliate who remains actively employed following the closing of the Merger (each, a “Company Employee”) will be provided with: (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately before the Acceptance Time, (ii) commission opportunity no less favorable than the commission opportunity provided to such employee immediately before the Acceptance Time, (iii) annual bonus opportunity for 2022 no less favorable than the annual bonus opportunity provided to such employee immediately before the Acceptance Time and (iv) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the Acceptance Time (excluding any bonuses and commission opportunities, which for the avoidance of doubt are respectively addressed in subclauses (ii) and (iii), or any equity-based arrangements or plans).

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans and other compensatory arrangements of Ipsen and its Subsidiaries providing benefits to any Company Employees after the Effective Time (“New Plans”), each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with Epizyme and its Subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Company Employee was entitled, before the Acceptance Time, to credit for such service under any similar employee benefit plan of Epizyme or an affiliate (“Company Employee Plan”) in which such Company Employee participated or was eligible to participate immediately prior to the Acceptance Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Ipsen shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of Epizyme or its Subsidiaries in which such Company Employee participated immediately prior to the Acceptance Time and (B) Ipsen shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

The Merger Agreement does not otherwise prohibit Ipsen or any of its subsidiaries from amending or terminating (in accordance with any applicable terms), or should not be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by Epizyme, Ipsen or any of their subsidiaries, including each Company Employee Plan and New Plan, and nothing in the Merger Agreement shall otherwise require Ipsen or any of its subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of the Merger Agreement are solely for the benefit of the parties to the Merger Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, will be regarded for any purpose as a third party beneficiary. The provisions of the Merger Agreement will not apply to persons employed by Epizyme or any of its subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

No Solicitation of Acquisition Proposals. Except as described below, until the earlier of the Acceptance Time or the valid termination of the Merger Agreement pursuant to its terms:

(i)

Epizyme has agreed to, and agreed to direct its representatives to, cease all discussions and negotiations that commenced prior to the date of the Merger Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below), including terminating all access granted to any such Person or its representatives to any physical or electronic data room. Epizyme also agreed to promptly (within three business days of the execution of the Merger Agreement) request that each Person, if any, that had executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal as part of the review and sale process that culminated with the execution of the Merger Agreement return or destroy all confidential information heretofore furnished to such Person by or behalf of Epizyme or any of its subsidiaries (and all analyses and other materials prepared by or on behalf of such Person to the extent containing, reflecting or analyzing such confidential information); and

(ii)

Epizyme agreed that neither it nor any of its Subsidiaries will, and agreed to direct and use reasonably best efforts to cause its representatives not to, directly or indirectly: (a) solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (b) other than informing Persons of the existence of the “no solicitation” provisions in the Merger Agreement, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; or (c) amend, fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any securities of Epizyme or any of its subsidiaries, except to the extent the Epizyme Board (after consultation with outside counsel and financial advisors) determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Epizyme agreed to be responsible for any conduct by a representative of it or any its subsidiaries that would constitute a breach of these provisions of the Merger Agreement if such conduct were engaged in by Epizyme or its subsidiaries.

Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, subject to compliance with its terms, Epizyme may, upon receipt of an Acquisition Proposal from a Qualified Person (as defined below) which did not result from a material breach of the terms of the Merger Agreement (A) furnish non-public information with respect to Epizyme and its Subsidiaries to such Person (and the representatives of such Person) making any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal that the Epizyme Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal (as defined below) (a “Qualified Person”) (and the representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, dated as of February 7, 2022, between Epizyme and Ipsen (the “Confidentiality Agreement”) (provided, however, that all such information (to the extent that such information has not been previously provided or made available to Ipsen) is provided or made available to Ipsen, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Qualified Person)), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with such Qualified Person (and the representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Shares with such Qualified Person.

Epizyme is required to: (i) promptly (and in any event within twenty-four hours) notify Ipsen orally, with written confirmation to follow, of the receipt by Epizyme of any written Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal.

“Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving Epizyme and its subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely Epizyme and/or one or more subsidiaries of Epizyme and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding Shares immediately prior to such transaction owning more than 80% of Epizyme’s equity securities, or any successor or acquiring entity, immediately thereafter), (b) any proposal for the issuance by Epizyme of 20% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of Epizyme and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of Epizyme and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Epizyme Board determines in its good faith judgment to be more favorable to the holders of the Shares than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement including the financial terms thereof (including any written, binding offer by Ipsen to amend the terms of the Merger Agreement, which offer is not revocable for at least five Business Days) that the Epizyme Board determines to be relevant and (b) which the Epizyme Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Epizyme Board determines to be relevant.

Nothing in the Merger Agreement will prohibit Epizyme from: (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute an Epizyme Board Recommendation Change) or (ii) making any disclosure to Epizyme’s stockholders if, in the good faith judgment of the Epizyme Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its obligations under applicable law. Any such disclosure or position will not be deemed to be an Epizyme Board Recommendation Change (as defined below) in and of itself and will not in and of itself require the giving of any Determination Notice (as defined below).

Epizyme Board Recommendation. As described above, and subject to the provisions described below, the Epizyme Board has determined to recommend that the stockholders of Epizyme accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Epizyme Board Recommendation.” The Epizyme Board also agreed to include the Epizyme Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Ipsen to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, neither the Epizyme Board nor any committee thereof may:

(i)	withhold, withdraw or modify, in a manner adverse to Ipsen, the Epizyme Board Recommendation (an “Epizyme Board Recommendation Change”), except as permitted by the Merger Agreement;

(ii)

enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement); or

(iii)	adopt, approve or recommend any Acquisition Proposal, except as permitted by the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, if Epizyme has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of the nonsolicitation provisions described herein) from any person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors, the Epizyme Board may make an Epizyme Board Recommendation Change and terminate the Merger Agreement only if:

(i)

the Epizyme Board determines in good faith, after consultation with Epizyme’s outside legal counsel and financial advisor, such Acquisition Proposal to constitute a Superior Proposal or would reasonably be expected to lead to a Superior Proposal;

(ii)

the Epizyme Board shall have determined in good faith (after consultation with its outside counsel and financial advisor) that the failure to effect such Epizyme Board Recommendation Change in response to such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law;

(iii)

Epizyme has notified Ipsen in writing at least three business days prior to effecting such an Epizyme Board Recommendation Change that it intends to effect such action or terminate the Merger Agreement pursuant to its terms, describing in reasonable detail the reasons for such an Epizyme Board Recommendation Change or termination (a “Determination Notice”) (it being understood that the Determination Notice will not constitute an Epizyme Board Recommendation Change or a termination of the Merger Agreement), including, if such Epizyme Board Recommendation Change Notice is in response to an Acquisition Proposal, (A) the material terms and conditions of such Acquisition Proposal, (B) the identity of the Person making such Acquisition Proposal, and (C) a copy of the proposed definitive agreement for such Acquisition Proposal;

(iv)

if requested by Ipsen, Epizyme shall have made its representatives available to discuss with Ipsen’s representatives any proposed modifications to the terms and conditions of the Merger Agreement during the three business day period following delivery by Epizyme to Ipsen of such Determination Notice;

(v)

if Ipsen shall have delivered to Epizyme a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during such three business day period, the Epizyme Board shall have determined in good faith (after consultation with its outside counsel and financial advisor), after considering the terms of such offer by Ipsen, that the failure to effect such Epizyme Board Recommendation Change and/or terminate the Merger Agreement pursuant to its terms in response to such Acquisition Proposal would reasonably be expected to still be inconsistent with its fiduciary obligations under applicable Law; provided, however, any material amendment to the terms of any such Acquisition Proposal (whether or not in response to any changes proposed by Ipsen pursuant to clause (iv) above), including any change in the type or amount of per share consideration or purchase price, after which the conditions set forth in clause (ii) above remain satisfied, shall require a new Epizyme Board Recommendation Change Notice and an additional two business day period from the date of such Epizyme Board Recommendation Change Notice during which the terms of clause (iv) above and this clause (v) shall apply, mutatis mutandis; and

(vi)

concurrently with the termination of the Merger Agreement, Epizyme pays Ipsen a termination fee of $9,900,000 (the “Termination Fee”) and enters into the definitive agreement authorized by the Epizyme Board to consummate the transaction contemplated by such Superior Proposal.

The Epizyme Board may make an Epizyme Board Recommendation Change in response to any event, change, effect, circumstance, development, condition or occurrence (other than an Acquisition Proposal) that (a) has arisen on or following the date of the Merger Agreement, (b) individually or in the aggregate, is material to Epizyme and its subsidiaries, taken as a whole, and that is not known or reasonably foreseeable (or the magnitude of which is not known or reasonably foreseeable) to or by the Epizyme Board as of the date of the Merger Agreement, which event, change, effect, circumstance, development, condition or occurrence (or the magnitude of which) becomes known to or by the Epizyme Board prior to the Acceptance Time and (c) does not relate to an Acquisition Proposal; provided, however, that changes in the market price or trading volume of the Shares or any other securities of Epizyme, changes in Epizyme’s credit rating, changes in the conditions of the securities markets, credit markets or other financial markets, the fact that Epizyme meets or exceeds internal or published estimates, projections, forecasts, predictions or expectations of Epizyme’s revenue, earnings or other financial performance or results of operations for any period or in the conclusion or settlement of any pending litigation against Epizyme, in each case, shall not be taken into account in determining whether a Change in Circumstance (as defined below) has occurred (it being understood that the facts or occurrences giving rise or contributing to such changes or facts may be taken into account to the extent not otherwise excluded) (a “Change in Circumstance”) if: (i) the Epizyme Board shall have determined in good faith (after consultation with its outside counsel and financial advisor) that the failure to effect an Epizyme Board Recommendation Change in response to such Change in Circumstances would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) Epizyme has provided to Ipsen a Recommendation Change Notice describing in reasonable detail the reasons for such Epizyme Board Recommendation Change; and (iii) if requested by Ipsen, Epizyme shall have made its representatives) available for discussions and negotiations with Ipsen’s representatives regarding any proposed modifications to the terms and conditions of the Merger Agreement during the three business day period following delivery by Epizyme to Ipsen of such Recommendation Change Notice.

Reasonable Best Efforts. Each of Epizyme, Ipsen and Purchaser has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions, including the Offer. In particular, without limiting the generality of the foregoing, each of Ipsen, Purchaser and Epizyme has agreed to use its reasonable best efforts to:

(i)

take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including with respect to making solicitations and recommendations to the record holders and beneficial owners of the Shares;

(ii)

as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall Epizyme or any of its subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

(iii)

as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable law; and

(iv)	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

Termination. The Merger Agreement may be terminated prior to the Acceptance Time as follows:

(i)	by mutual written consent of Ipsen and Epizyme;

(ii)

by either Ipsen or Epizyme, after midnight, Eastern Time on October 30, 2022 (the “Outside Date”) if the Acceptance Time shall not have occurred on or before the Outside Date; provided, however, that to the extent that any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable, at the Outside Date and the HSR Condition is the only Offer Condition that has not been satisfied or waived, then the Outside Date shall be automatically extended to the earlier of (x) such time that the HSR Condition is satisfied, plus 10 Business Days and (y) December 31, 2022; provided, that this termination right will not be available to any party whose willful and material breach of covenants in the Merger Agreement has caused or resulted in the failure of the Acceptance Time to occur on or before the Outside Date (such termination, an “Outside Date Termination”);

(iii)

by either Ipsen or Epizyme if a governmental body or court of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of payment for Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action;

(iv)

by Ipsen or Epizyme if the Offer (as it may have been extended) expires as a result of the non-satisfaction of the Minimum Condition, without Purchaser having accepted for purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party to the Merger Agreement shall not be permitted to terminate the Merger Agreement pursuant its terms if the failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the non-satisfaction of the Minimum Condition;

(v)

by Ipsen if: (a) the Epizyme Board has failed to recommend the tender of Shares pursuant to the Offer in the Schedule 14D-9 or has effected an Epizyme Board Recommendation Change; (b) the Epizyme board shall have approved, endorsed or recommended to the Epizyme’s stockholders an Acquisition Proposal; or (c) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Ipsen or an affiliate of Ipsen) and the Epizyme Board shall have recommended that Epizyme’s stockholders tender their shares in such tender or exchange offer or, within 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the commencement of such tender or exchange offer, the Epizyme Board shall have failed to recommend against acceptance of such offer (each of the foregoing, a “Triggering Event”); provided, that any such termination under this clause (v) must occur within 10 business days of the applicable Triggering Event (such termination in this clause (v), an “Adverse Recommendation Termination”);

(vi)

by Epizyme, in the event that: (a) Epizyme shall have received a Superior Proposal that did not result from a material breach of Section 6.1 of the Merger Agreement; (b) the Epizyme Board shall have complied in all material respects with Section 6.1 of the Merger Agreement with respect to such Superior Proposal; (c) the Epizyme Board has authorized Epizyme to enter into an Alternative

Acquisition Agreement with respect to such Superior Proposal; and (d) concurrently with the termination of the Merger Agreement, Epizyme pays Ipsen the Termination Fee in accordance with the terms of the Merger Agreement and enters into such Alternative Acquisition Agreement giving rise to the Superior Proposal (a “Superior Proposal Termination”);

(vii)

by Ipsen if there has been a breach of or inaccuracy in, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Epizyme set forth in the Merger Agreement, which breach, inaccuracy or failure (i) would cause the Capitalization Condition (as defined below) or the Absence of Certain Changes Condition (as defined below) not to be satisfied, and (ii) shall not have been cured within 15 Business Days following receipt by the Company of written notice of such breach, inaccuracy or failure from Ipsen; provided, however, that neither Ipsen nor Purchaser is then in material breach of any representation, warranty or covenant under the Merger Agreement;

(viii)

by Epizyme (so long as Epizyme is not in material breach of any representation, warranty or covenant under the Merger Agreement), if there has been a breach of or inaccuracy in, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Ipsen or Purchaser set forth in the Merger Agreement, which breach, inaccuracy or failure shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within 15 Business Days following receipt by Ipsen of written notice of such breach or failure from Epizyme;

(ix)

by Epizyme, if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within three business days of the date specified in the Merger Agreement; provided that Epizyme has not breached its obligations under the Merger Agreement in any manner that shall have been the cause of the failure of the Offer to so commence; or

(x)

by Epizyme, if all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied) and, for any reason, Purchaser shall have failed to irrevocably accept for purchase all Shares validly tendered (and not validly withdrawn) within two Business Days of the expiration date of the Offer (as it may be extended) in accordance with the terms of the Merger Agreement.

Termination Fee. Epizyme has agreed to pay Ipsen a termination fee of $9,900,000 (the “Termination Fee”) if:

(i)	Epizyme terminates the Merger Agreement pursuant to a Superior Proposal Termination;

(ii)	Ipsen terminates the Merger Agreement pursuant to an Adverse Recommendation Termination; or

(iii)

Ipsen or Epizyme terminates the Merger Agreement pursuant to clause (iv) above and: (a) any person shall have publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless withdrawn prior to such termination); and (b) within 12 months of such termination Epizyme have consummated the transactions contemplated by such Acquisition Proposal (provided that for purposes of this clause (b) the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”).

In the event Ipsen receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Ipsen and Purchaser in connection with, any and all losses or damages suffered or incurred by Ipsen, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, “Ipsen Related Parties”) (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Ipsen, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Epizyme or any of its affiliates arising out of the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination.

Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Ipsen, Purchaser or Epizyme (or any of their respective representatives, stockholders or affiliates) following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in “Epizyme Termination Fee” below; (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) nothing shall limit or prevent any party from exercising any rights or remedies it may have under the Merger Agreement in lieu of terminating the Merger Agreement pursuant to its terms.

Conduct of Business Pending the Merger. Epizyme has agreed that, from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement, as required by applicable Law or by any Contract entered into prior to May 1, 2022 and in effect on the date the Merger Agreement, as consented to in writing by Ipsen (which consent may not be unreasonably withheld, conditioned or delayed) or as disclosed prior to execution of the Merger Agreement in Epizyme’s confidential disclosure schedules, it will and will cause each of the Acquired Companies to use commercially reasonable efforts to act and carry on its business in a manner consistent in all material respects with past practice, taking into account (a) with respect to any acts or omissions occurring prior to the date of the Merger Agreement, any acts or omissions that have been or may be taken to comply with or in good faith response to the COVID-19 pandemic, or otherwise to the extent necessary to avoid, mitigate or remediate a material adverse effect on Epizyme or any of its subsidiaries or their respective businesses as may result from the COVID-19 pandemic, and (b) with respect to any acts or omissions occurring on or after the date hereof, all COVID-19 Responses (the “Ordinary Course of Business”) and shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do any of the following:

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Epizyme to its parent);

•

split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of Shares (A) from holders of Epizyme Options in full or partial payment of the exercise price, (B) from holders of Epizyme Options or Epizyme RSUs in full or partial payment of any applicable taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof, or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to Epizyme or any of its subsidiaries;

•

issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any lien other than any lien permitted under the terms of the Merger Agreement (a “Permitted Lien”) any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of Shares (i) upon the exercise of Epizyme Options outstanding on the date of the Merger Agreement, (ii) upon settlement of Epizyme RSUs outstanding on the date of the Merger Agreement or (iii) pursuant to the ESPP;

•	amend Epizyme’s certificate of incorporation, bylaws or other comparable charter or organizational documents;

•

acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Epizyme and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

•

sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, assign, swap, mortgage or otherwise dispose of or subject to any lien other than any Permitted Lien any material properties or material assets of Epizyme or of any of its subsidiaries other than (i) any sales, leases, subleases, licenses, sublicenses, abandonments, waivers, relinquishments, transfers, pledges, assignments, swaps, mortgages or dispositions of assets in the Ordinary Course of Business, (ii) any distributions expressly permitted under the terms of the Merger Agreement any non-exclusive licenses or sublicenses of Intellectual Property Rights granted to customers for the use of, or in connection with, Epizyme products and services in the Ordinary Course of Business;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (other than (A) to Epizyme or one of its wholly-owned subsidiaries, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) other indebtedness (including indebtedness under existing financing arrangements) in an aggregate principal amount not to exceed $750,000 in the aggregate outstanding at any time;

•

issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Epizyme or any of its subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

•

make any loans, advances (other than routine advances to employees of Epizyme and its subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Epizyme or any of its direct or indirect wholly owned subsidiaries, provided, however, that Epizyme may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Ipsen);

•

other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Epizyme or its subsidiaries against fluctuations in exchange rates;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $750,000 in the aggregate for Epizyme and its subsidiaries, taken as a whole;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•

accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options, restricted stock units, performance stock units or restricted stock awards, other than as contemplated by the Merger Agreement;

•	grant any stock options or restricted stock units, except for the grants to new employees based on outstanding offer letters as set forth on Epizyme’s confidential disclosure schedules;

•

grant any material increase in the compensation or benefits payable or to become payable to any current or former director, officer or employee of Epizyme or any of its subsidiaries or any contractor or consultant of Epizyme or any of its subsidiaries who is an individual (including any entity owned and operated by one individual);

•

terminate, modify or adopt any employee benefit plan (or any arrangement that would constitute an employee benefit plan, if adopted), it being understood that newly hired employees or newly promoted employees may become participants in such employee benefit plans on the same terms and conditions as current employees who are similarly situated;

•

commence or terminate the employment, change the title, office or position, or materially alter the responsibilities of any director, officer, employee, contractor or consultant of Epizyme or any of its subsidiaries (except for terminations for cause or the hiring of employees when both the following criteria related to such hiring are satisfied: (1) such employment is “ at-will” and may be terminated at any time without the payment of severance other than in accordance with Epizyme’s severance practices, and (2) either (A) such employee either replaces an employee with a title below the level of vice president that departs or is terminated after the date of the Merger Agreement with an employee with a title at the same or lower level or fills one of the listed open positions listed in the Merger Agreement or (B) such employee’s proposed annual total compensation is less than $250,000 for up to 10 employees under this clause (B);

•

except as required by applicable law, negotiate or enter into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of Epizyme or any of its subsidiaries;

•

amend or modify in any material respect or terminate (other than in the Ordinary Course of Business) any Epizyme lease or material contract or waive, release or assign any material rights, claims or benefits under any Epizyme lease or material contract;

•	enter into or renew any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement;

•	incur, create or assume any lien, other than Permitted Liens, with respect to any material asset of Epizyme or its subsidiaries;

•	acquire any fee or material leasehold interest in real property;

•	form any subsidiary or acquire any equity interest in any other person, other than short-term investments;

•

make, revoke or change any material tax election, change (or request any taxing authority to change) any material method of tax accounting or tax accounting period, settle or compromise any tax liability or refund claim, amend any tax return (other than in payroll tax returns in the Ordinary Course of Business), apply for any tax ruling, enter into any closing agreement or other binding written agreement with any taxing authority or any material tax sharing agreement, surrender any claim for a refund of taxes, prepare any material tax return in a manner inconsistent with past practices with respect to the treatment of items on prior tax returns, or agree to an extension or waiver of the statute of limitations with respect to any assessment or determination of material taxes (other than pursuant to extensions of time to file tax returns obtained in the Ordinary Course of Business);

•

settle or compromise any legal proceeding, other than solely for a monetary settlement (not involving injunctive relief, any admission of wrongdoing or violations of law) not for an aggregate amount not in excess of $500,000;

•

waive any material right or release any other party from any material obligation with respect to any material claim held by Epizyme or any of its subsidiaries in respect of any legal proceeding, in each case, other than any suit or proceeding related to the transactions contemplated by the Merger Agreement, which shall instead be governed by the terms of the Merger Agreement;

•

sell, assign, transfer or license or otherwise dispose of, abandon or permit to lapse, or create or encumber, impair or incur any lien other than any Permitted Lien on any such material Epizyme’s material intellectual property, including any intellectual property relating to the products or product candidates of Epizyme or its subsidiaries;

•

terminate, cancel or make any material changes to the structure, limits or terms and conditions of, or otherwise fail to maintain any material insurance policies, including allowing the insurance policies to expire without renewing such insurance policies or obtaining comparable replacement coverage; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Access to Information. From the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms Epizyme has agreed to (and to cause each of its subsidiaries to) afford to Ipsen’s representatives, solely for purposes of furthering the Offer and the Merger and the other transactions contemplated by the Merger Agreement or integration planning relating thereto, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations (and in all cases subject to any measures implemented by Epizyme in connection with COVID-19 or any other pandemic, epidemic or disease outbreak), to all of its books, contracts and records as Ipsen shall reasonably request, and, during such period, Epizyme has agreed to (and to cause each of its subsidiaries to) furnish promptly to Ipsen (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and assets as Ipsen may reasonably request; provided, however, that Epizyme is not required to permit any inspection or other access, or to disclose any information, (A) in connection with an Acquisition Proposal or a Trigger Event or (B) that in Epizyme’s reasonable judgment would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any laws or contract or any obligation of Epizyme with respect to confidentiality or privacy, including under any privacy policy, or (3) upon advice of Epizyme’s outside legal counsel, jeopardize protections afforded Epizyme under the attorney-client privilege or the attorney work product doctrine. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither Ipsen nor Purchaser will (and each shall cause its affiliates and representatives not to) contact or communicate with any of the employees, licensors or suppliers of Epizyme or any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement, without Epizyme’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Security Holder Litigation. Epizyme has agreed to promptly notify Ipsen in writing after becoming aware of any legal proceeding commenced against Epizyme or its directors relating to the Offer, the Merger or the transactions contemplated by the Merger Agreement. Epizyme will give Ipsen (a) the right to review and comment on all material filings or responses to be made by Epizyme in connection with such litigation, (b) participate in the defense of any such litigation at its own expense, and (c) the right to consult on the settlement with respect to such litigation with counsel of Ipsen’s choice, and Epizyme shall consider in good faith such comments. No such settlement of such litigation will be agreed to without Ipsen’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that Ipsen’s consent is not required if the settlement or agreement to moot involves (i) solely the payment of an aggregate amount not to exceed the amount set forth in the disclosure schedules to the Merger Agreement, (ii) no admission of wrongdoing or liability, (iii) no injunctive or similar relief or any agreement to take or refrain from taking any actions that would adversely affect in any material respect the future operations of Epizyme and its subsidiaries, taken as a whole, and (iv) the withdrawal or dismissal of all claims and actions then pending relating to the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby. Epizyme will keep Ipsen reasonably informed with respect to the status of any such legal proceeding.

Stock Exchange Delisting and Deregistration. Prior to the Effective Time, Epizyme has agreed to use its commercially reasonable efforts to continue the listing of the Shares on Nasdaq. Prior to the Effective Time, Epizyme will cooperate with Ipsen and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary on its part under applicable law and the rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and other Epizyme securities under the Exchange Act as promptly as practicable after the Effective Time.

Section 16 Matters. Prior to the Effective Time, Epizyme will take all reasonable steps as may be required to cause any dispositions of Epizyme equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is a director or officer of Epizyme and who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by the Merger Agreement or the CVR Agreement, the parties to the Merger Agreement will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated under the Merger Agreement and the CVR Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

Governance of the Surviving Corporation. (i) The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (ii) the officers of Purchaser (or, at Purchaser’s discretion, the officers of Epizyme) immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in the certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Ipsen, Purchaser or Epizyme, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Epizyme to Ipsen in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, Epizyme has made representations and warranties to Ipsen and Purchaser with respect to, among other things:

•	corporate matters, such as due organization, good standing, qualification, power and authority and organization documents;

•	capitalization;

•	subsidiaries;

•	required consents and approvals and no conflicts and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

•	SEC filings and financial statements;

•	disclosure controls and internal controls over financial reporting;

•	absence of undisclosed liabilities;

•	absence of certain changes since Epizyme’s financial statements for the period ending March 31, 2022;

•	absence of a Company Material Adverse Effect (as defined below) from March 31, 2022 through the date of the Merger Agreement;

•	tax matters;

•	real property;

•	intellectual property;

•	privacy and cybersecurity matters;

•	material contracts;

•	absence of litigation;

•	environmental matters;

•	employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

•	compliance with laws, including anti-corruption and anti-bribery laws;

•	permits and licenses;

•	regulatory matters;

•	compliance with labor and employment laws;

•	opinion of its financial advisor;

•	title to assets;

•	insurance;

•	Delaware takeover statute; and

•	brokers’ fees and expenses.

Some of the representations and warranties in the Merger Agreement made by Epizyme are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of Epizyme and its subsidiaries taken as a whole. The definition of “Company Material Adverse Effect” excludes the following from constituting or being taken into account in determining whether there has been, or would reasonably be expected to be a Material Adverse Effect:

(i)	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which Epizyme or any of its subsidiaries have operations;

(ii)

conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which Epizyme or any of its subsidiaries have operations, including (i) changes in interest rates in the United States or any other country or region in the world in which Epizyme or any of its subsidiaries have operations and changes in exchange rates for the currencies of any countries in which Epizyme or any of its subsidiaries have operations and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which Epizyme or any of its subsidiaries have operations;

(iii)	conditions (or changes in such conditions) in the industries in which Epizyme and its subsidiaries conduct business;

(iv)

political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which Epizyme or any of its subsidiaries have operations;

(v)

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, other acts of God or other force majeure events in the United States or any other country or region in the world in which Epizyme or any of its subsidiaries have operations;

(vi)

any epidemic, pandemic or disease outbreak (including COVID-19), solely to the extent that Epizyme and its subsidiaries is required to comply with any law or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, regulation, rule, order, directive, guideline or recommendation of any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (“COVID-19 Measures”) or any action or inaction, including the establishment of any policy, procedure or protocol, by Epizyme or any of its subsidiaries that Epizyme or any of its subsidiaries determines in its sole discretion is necessary, advisable or prudent in connection with (a) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (b) ensuring compliance by Epizyme or any of its subsidiaries with COVID-19 Measures applicable to any of them and/or (c) in respect of COVID-19, protecting the health and safety of employees or other persons with whom Epizyme or any of its subsidiaries and their personnel come into contact with during the course of business operations (“COVID-19 Responses”) in connection therewith;

(vii)

the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including (i) the identity of Ipsen, (ii) the loss or departure of officers or other employees of Epizyme or any of its subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the Merger Agreement, and (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, as a direct or indirect result of the loss or departure of officers or employees of Epizyme or any of its subsidiaries except to the extent resulting from a breach or non-performance of any such contracts;

(viii)

any actions taken or failure to take action, in each case, to which Ipsen has approved, consented to or requested, compliance with the terms of, or the taking of any action required or contemplated by, the Merger Agreement or the failure to take any action prohibited by the Merger Agreement;

(ix)	changes in law or changes in GAAP or other applicable accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(x)

with respect to any product or product candidate of Epizyme or any of its subsidiaries, any material regulatory change, event, circumstance or development occurring after the date hereof relating to the use, sale or development of such product or product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to such product or product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Regulating Authority (as defined below) relating to such product or product candidate, or the failure to conduct successful clinical trials on a timely basis for such product or product candidate, in each case, that were (i) outside of the control of Epizyme or any of its subsidiaries, (ii) not resulting from a violation of law or breach of the Merger Agreement, and (iii) not known or anticipated by Epizyme or any of its subsidiaries on or prior to the date hereof and excluding any actual or threatened: (A) termination or clinical hold with respect to any trials conducted by Epizyme or any of its subsidiaries that would reasonably be expected to adversely affect any permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) required to conduct its business as currently conducted, including all such Permits required by the FDA or foreign equivalent Regulating Authorities, such as allowance of an Investigational New Drug application or foreign equivalent application and approval of a New Drug Application or foreign equivalent application, and any other federal, state or foreign agencies or bodies engaged in the regulation of drug products (together with the FDA, the “Regulating Authorities”), except for such Permits the absence of which, individually or in the aggregate, are not material to Epizyme or any of its subsidiaries, taken as a whole (the “Company Authorizations”), relating to tazemetostat, (B) termination, suspension or revocation of any Company Authorization relating to the sale of tazemetostat, (C) withdrawal or recall of tazemetostat or (D) serious adverse events resulting in death attributable to tazemetostat;

(xi)

any clinical trial of any product or product candidate of any Person (other than Epizyme and its subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Epizyme or any of its subsidiaries;

(xii)	any fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement;

(xiii)	changes in the Epizyme’s stock price or the trading volume of the Epizyme’s stock;

(xiv)

failure by Epizyme to meet any public estimates or expectations of Epizyme’s revenue, earnings or other financial performance or results of operations for any period or any failure by the Company or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

(xv)

any legal proceedings made or brought by any of the current or former stockholders of Epizyme (on their own behalf or on behalf of Epizyme) against Epizyme, Purchaser, Ipsen or any of their directors or officers, including legal proceedings arising out of the Offer, the Merger or in connection with any other transactions contemplated by the Merger Agreement;

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) and (ix) disproportionately adversely affect in a material respect Epizyme and its subsidiaries, taken as a whole, as compared to other companies of a similar size that conduct business in the countries and regions in the world and in the industries in which Epizyme and its subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).

In the Merger Agreement, Ipsen and Purchaser have made representations and warranties to Epizyme with respect to:

•	corporate matters, such as due organization, good standing (with respect to jurisdictions that recognize such concept), power and authority;

•	authority relative to the Merger Agreement and the CVR Agreement;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•	the formation and activities of Purchaser;

•	availability of funds;

•	ownership of securities of Epizyme;

•	absence of litigation;

•	other agreements or understandings;

•	independent investigation regarding Epizyme; and

•

non-reliance on any representations or warranties regarding the subject matter of the Merger Agreement, express or implied, except for Epizyme’s representations and warranties under the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Ipsen and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of Ipsen or Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or otherwise perform any of its obligations under the Merger Agreement.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.

Specific Performance. The parties have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in the event of any breach or threatened breach by Epizyme, on the one hand, or Ipsen and/or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, Epizyme, on the one hand, and Ipsen and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement, in each case without posting a bond or other security. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Time shall be of the essence for purposes of the Merger Agreement.

Notice of Certain Events. Epizyme and Ipsen have agreed to promptly notify the other of: (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of Ipsen’s obligation to provide notice, any representation or warranty of Purchaser) contained in the Merger Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of Epizyme, in any manner that would result in the failure of the applicable closing condition set forth in the Merger Agreement or (ii) in the case of any representation or warranty of Ipsen or Purchaser, in any material respect, in each case at any time from and after the date of the Merger Agreement until the Specified Time or (b) any material breach by such Person (or, in case of the Ipsen’s obligation to provide notice, any material breach by Ipsen or Purchaser) of any covenant or agreement set forth in the Merger Agreement.

Filings, Consents and Approvals.

Each of Epizyme, Ipsen and Purchaser has agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

In addition, Epizyme, Ipsen and Purchaser have also agreed, until the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, to promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication in connection with any such request, inquiry, investigation, action or legal proceeding.

Directors’ and Officers’ Indemnification and Insurance. From and after the Acceptance Time, each of Ipsen and, from and after the Effective Time, the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party (as defined below) against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under ERISA), and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (other than an action by or in the right of Epizyme), arising out of or pertaining to the fact that the Indemnified Party is or was, or has agreed to become, a director or officer of Epizyme, or is or was serving, or has agreed to serve, at the request of Epizyme, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Epizyme would be required to indemnify such person under the DGCL, Epizyme’s certificate of incorporation or bylaws (as in effect as of the date of the Merger Agreement) or the D&O Indemnification Agreement (as defined below) with such person. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such action, suit or proceeding and any appeal therefrom from each of Ipsen and the Surviving Corporation to the fullest extent that Epizyme would be required to advance expenses to such person under the certificate of incorporation or bylaws of Epizyme or the D&O Indemnification Agreement with such person, within 10 Business Days of receipt by Ipsen or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL in the event that Epizyme was providing the advancement, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

Ipsen shall cause all rights to indemnification, advancement of expenses and exculpation from liabilities by Epizyme or its subsidiaries existing in favor of those Persons who are as of the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who become prior to the Effective Time a director, manager or officer of Epizyme or any of its subsidiaries (each, an “Indemnified Party”) for their acts and omissions as directors and officers, employees or agents of Epizyme or its subsidiaries occurring at or prior to the Effective Time, as provided in Epizyme’s certificate of incorporation or bylaws (as in effect as of the date of the Merger Agreement) and as provided in any indemnification agreements between Epizyme and said Indemnified Parties (as in effect as of the date of the Merger Agreement) identified in the disclosure schedules to the Merger Agreement (collectively, the “D&O Indemnification Agreements”), to survive the Merger and be observed and performed by the Surviving Corporation and any applicable subsidiaries to the fullest extent permitted by the DGCL for a period of six (6) years from the Closing Date, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Parties.

From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Ipsen shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Parties as are presently set forth in the certificate of incorporation and bylaws of Epizyme and such subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person’s prior written consent. Ipsen guarantees the full and timely performance of the obligations of the Surviving Corporation and its subsidiaries under the Merger Agreement.

The Surviving Corporation shall either (i) maintain, and Ipsen shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by Epizyme (“Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), so long as the annual premium therefor would not exceed 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance (the “Maximum Premium”), or (ii) purchase a six- year extended reporting period endorsement with respect to the Current D&O Insurance (“Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If Epizyme’s or the

Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Ipsen shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in the Merger Agreement, Epizyme may, prior to the Acceptance Time, purchase a Reporting Tail Endorsement, provided that Epizyme does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by Epizyme prior to the Acceptance Time, Ipsen shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

In the event Ipsen or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) consummates any division or conversion, then, and in each such case, proper provision shall be made so that the successors and assigns of Ipsen or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in the Merger Agreement, including by operation of law.

If any Indemnified Party makes any claim for indemnification or advancement of expenses that is denied by Ipsen and/or Epizyme or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Ipsen, Epizyme or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

Offer Conditions. The Offer Conditions are described in Section 13 – “Conditions of the Offer.”

CVR Agreement

At or prior to the Acceptance Time, Ipsen will enter into the CVR Agreement with a rights agent approved by both Ipsen and Epizyme (the “Rights Agent”), governing the terms of certain consideration payable thereunder. Each CVR represents the right to receive contingent payments of cash payable to the Rights Agent for the benefit of the holders of CVR, in each case without interest and less any applicable withholding taxes. Such payments are conditioned upon achievement of regulatory approval by the FDA for the commercial marketing and sale of Epizyme’s tazemetostat product in the United States for a specific indication and a “Net Sales” milestone with respect to sales of Epizyme’s tazemetostat product, as described below:

•	Ipsen will be obligated to pay an aggregate amount equal to approximately $123 million upon the achievement of the FDA Approval Milestone (as defined below).

“FDA Approval Milestone” means the first achievement of regulatory approval by the FDA (including, for the avoidance of doubt, accelerated approval), on or prior to January 1, 2028, necessary for the commercial marketing and sale of tazemetostat in the United States as a second line treatment for relapsed or refractory follicular lymphoma in combination with lenalidomide and rituximab; provided, that the existing accelerated approvals of tazemetostat monotherapy, even if they become full monotherapy approvals, will not satisfy the foregoing requirements for the FDA Approval Milestone. For purposes of this definition, any regulatory approval by the FDA for the commercial marketing and sale of tazemetostat that allows for second line treatment in follicular lymphoma in combination with one or more products that contain lenalidomide and rituximab

(including a generic or biosimilar thereof) shall be included, regardless of the precise language used in the FDA approval or full prescribing information. For illustrative purposes only, this language may include “previously treated follicular lymphoma” instead of “relapsed or refractory follicular lymphoma” or “second line follicular lymphoma.”

•

Ipsen will be obligated to pay an aggregate amount equal to approximately $53 million upon the achievement of annual Net Sales worldwide (except in, with respect to, or for sale in Japan, the People’s Republic of China, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region) for tazemetostat of at least $250.0 million during any four consecutive calendar quarters ending on or prior to December 31, 2026.

“Net Sales” means the gross amount invoiced by Ipsen, any of its affiliates (including Epizyme) or any of its or their licensees to a third party (that is not a Selling Party) for any sales of tazemetostat worldwide (except in, with respect to, or for sale in Japan, the People’s Republic of China, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region), less the following deductions as calculated in accordance with the Accounting Standards:

(i)	customary trade, cash and quantity discounts;

(ii)

customary wholesaler allowances and inventory management fees, which inventory management fees shall not exceed the percentages permitted under applicable Law in the United States (or if lower, in the country where such fees are being charged);

(iii)	rebates, credits, chargeback or allowances given by reason of rejections, returns, damaged or defective product or recalls or on account of retroactive price reductions;

(iv)	government-mandated rebates, credits and adjustments paid or deducted;

(v)

price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies;

(vi)	freight, shipping, insurance and other transportation expenses, including handling and insurance, to the extent borne by the applicable Selling Party without reimbursement from any third party;

(vii)

amounts written off as uncollectable debt; provided that the amount of any uncollectable debt deducted pursuant to this exception and actually collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter; and

(viii)

sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges to the extent related to the sale, delivery or use of tazemetostat (but not including taxes assessed against the net income derived from such sale).

Furthermore, Net Sales shall not include use of, disposition of, or sale at or below the direct manufacturing cost of tazemetostat by Ipsen, its affiliates (including Epizyme) and/or their licensees of tazemetostat for non-clinical or clinical studies, patient-assistance programs or charitable donations.

Resales or sales of tazemetostat made in good faith between or among any Selling Party shall not be included in the calculation of Net Sales but the first, and only the first, subsequent arm’s-length resale or sale by a Selling Party to a non-affiliate third party (other than a Selling Party) shall be included in the computation of Net Sales.

Any Net Sales that are calculated in a currency other than Dollars shall be translated into Dollars by taking the aggregate Net Sales in that currency for the applicable Calendar Quarter and converting at the average of the daily exchange rates for such currency into Dollars published in the Wall Street Journal for such Calendar Quarter.

If tazemetostat is sold as part of a Combination Product (as defined below) in any country included in the Net Sales calculation, Net Sales for such country for any period will be the product of (i) Net Sales of the Combination Product calculated as above in such country for such period (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the average wholesale acquisition cost in such country of tazemetostat as the sole therapeutically active ingredient during such period; and

“B” is the average wholesale acquisition cost in such country of the other therapeutically active ingredients contained in the Combination Product when sold separately during such period.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining Net Sales will be calculated as above, but the average wholesale acquisition cost in the above equation shall be determined based on the relative fair market value of each therapeutically active ingredient in the Combination Product.

“Combination Product” means a pharmaceutical product that contains one or more additional active ingredients (whether coformulated or copackaged) other than tazemetostat. Pharmaceutical dosage form vehicles, generic or biosimilar compounds in addition to tazemetostat, adjuvants and excipients shall be deemed not to be “active ingredients”. If a Combination Product contains tazemetostat or other active ingredients in dosage units other than those in which such components are sold separately, the wholesale acquisition cost of such components for purposes of the above calculations shall be adjusted based on such variation in dosage units.

If the FDA Approval Milestone is achieved, Ipsen will pay an amount per CVR equal to $0.70.

If the Net Sales Milestone is achieved, Ipsen will pay an amount per CVR equal to $0.30.

More than one Milestone may be achieved in a given calendar year, and each Milestone may only be achieved once. There can be no assurance that either of the Milestones will be achieved. If a Milestone is not achieved in the applicable timeframe, the associated payment will not be payable to the holders of the CVRs. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs, subject to any late payment interest, if applicable. The Milestones are independent of each other, and payment upon achievement of one Milestone is not dependent upon achievement of the other Milestone.

Additionally, commencing upon the Closing, Ipsen has agreed to use Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve (x) the Net Sales Milestone until December 31, 2026 and (y) the FDA Approval Milestone until January 1, 2028, in each case, unless earlier achieved.

The terms of the CVRs described above reflect the parties’ agreement over the sharing of potential economic upside benefits from the first achievement of regulatory approval by the FDA necessary for the commercial marketing and sale of tazemetostat in the United States and future net sales of tazemetostat and do not reflect anticipated receipt of FDA approval or net sales of tazemetostat. There can be no assurance that FDA approval or such levels of net sales will occur or that any or all of the payments in respect of the CVRs will be made.

If a milestone is not achieved during a calendar year during which such Milestone can be achieved, then on or before the date that is 60 days after the end of such calendar year, Ipsen will deliver to the Rights Agent a milestone non-achievement certificate, which certifies that such milestone has not occurred, accompanied by a statement setting forth, in the case of non-achievement of the Net Sales Milestone, in reasonable detail, a calculation of net sales of tazemetostat for the applicable period. The Rights Agent will have 10 business days after receipt of a milestone non-achievement certificate to send each CVR holder a copy of the applicable milestone non-achievement certificate. Until December 31, 2027, holders representing at least 30% of the outstanding CVRs will have limited rights to request an audit by an independent accounting firm of Ipsen’s records in order to evaluate and verify Ipsen’s calculation of Net Sales of tazemetostat for the purposes of the CVR Agreement. If such independent accountant concludes that payment with respect to the achievement of a milestone should have been paid but was not paid when due, then Ipsen will be required to pay any such unpaid amount, plus interest.

The CVR Agreement provides that the holders of CVRs are intended third party beneficiaries of the CVR Agreement.

The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (i) upon death of a CVR holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by The Depository Trust Company; (vi) if the CVR holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (vii) to Ipsen or any of its affiliates without consideration (provided, however, Ipsen and any of its affiliates may offer to acquire or acquire CVRs for consideration from the holders, in private transactions or otherwise, in its sole discretion).

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(4) of the Schedule TO.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, certain equityholders (including certain entities holding Shares on their behalf) of Epizyme, and collectively beneficially owning approximately 20.5% of the outstanding voting power of Epizyme (assuming no exercise of outstanding equity awards), (each a “Supporting Stockholder”) entered into a tender and support agreement ( the “Support Agreement”) with Ipsen and Purchaser, pursuant to which the Supporting Stockholders agreed, among other things, to validly and irrevocably tender or cause to be validly and irrevocable tendered in the Offer all of their Shares (the “Subject Shares”) pursuant to and in accordance with the terms of the Offer, which Shares represent in the aggregate approximately 20.5% of the outstanding voting power of Epizyme as of June 27, 2022, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreement. Each Supporting Stockholder, except as noted in the immediately following sentence, agreed that it will, upon the later of (i) as promptly as practicable after, but in no event later than 10 Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any Shares acquired by such Supporting Stockholder subsequent to such tenth Business Day, or in each case if such Supporting Stockholder has not received the Offer Documents by such time, as promptly as practicable after the acquisition of such shares or receipt of the Offer Documents, as the case may be) and (ii) August 1, 2022, (a) deliver or cause to be delivered pursuant to the terms of the Offer (i) a letter of transmittal with respect to all of such Supporting Stockholder’s Subject Shares complying with the terms of the Offer, (ii) a Certificate representing all such Subject Shares that are certificated or, in the case of any Subject Shares that are Uncertificated Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to the Support Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) with respect to such Subject Shares, and (iii) all other documents or instruments that Ipsen or Purchaser may reasonably require in order to effect the valid tender of such Supporting Stockholder’s Subject Shares in accordance with the terms of the Offer, and (b) instruct such Supporting Stockholder’s broker or such other Person that is the holder of record of any Shares beneficially owned by the Supporting Stockholder to tender such Shares free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with the terms of the Support Agreement and the Offer.

In addition, each Supporting Stockholder agreed to vote such Supporting Stockholder’s Shares against (i) any Acquisition Proposal and against any other action, agreement or transaction involving Epizyme that would reasonably be expected to cause Epizyme to abandon, terminate or fail to consummate the Offer or the Merger or (ii) any liquidation, dissolution, extraordinary dividend or other significant corporate reorganization of Epizyme.

The Support Agreement will terminate automatically, without any notice or other action by any person, upon the first to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) ) any amendment to the Merger Agreement that reduces the amount, or changes the form or payment trigger, of any component of the consideration payable to each Supporting Stockholder in the transactions contemplated by the Merger Agreement, imposes additional restrictions on each Stockholder or otherwise materially and adversely impacts each Supporting Stockholder; or (iv) the mutual written consent of Ipsen and each Supporting Stockholder.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated by reference herein.

Confidentiality Agreement

On February 8, 2022, Ipsen and Epizyme entered into a mutual confidentiality agreement, effective as of February 7, 2022 (the “Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with a possible negotiated transaction that is disclosed to each other during the two-year period commencing on the effective date of the Confidentiality Agreement (the “Exchange Period”). Ipsen’s and Epizyme’s obligations with respect to any particular item of confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement and will expire 10 years after the end of the Exchange Period, with certain confidential information subject to longer confidentiality periods. The Confidentiality Agreement does not include a standstill provision.

This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

12.	Source and Amount of Funds.

The Offer is not conditioned upon Ipsen’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Ipsen and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for warrants and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $248 million at or prior to the closing of the Offer. In addition, Ipsen and Purchaser estimate that they would need approximately an additional $176 million to pay the maximum aggregate amount that holders of the CVRs would be entitled to in the event that any of the Milestones are timely achieved. The funds to pay for all Shares and CVRs accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from available cash on hand of Ipsen or one or more of its affiliates. As of March 31, 2022, Ipsen SA had approximately €897 million in cash, of which approximately €777 million was unrestricted cash. Ipsen and Purchaser anticipate that Ipsen will have available sufficient cash resources to pay the Offer Price for all Shares tendered in the Offer, the consideration in connection with the Merger and all related fees and expenses.

We do not believe Purchaser’s financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs (payable in cash); (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and (iv) Ipsen and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger, and to make payments to holders of the CVRs on the terms set forth in this Offer to Purchase.

13.	Conditions of the Offer.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction of the conditions set forth in clauses (a) through (c) below. Notwithstanding any other provisions of the Offer or the Merger Agreement, Purchaser shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares validly tendered pursuant to the Offer (and not validly withdrawn), and may postpone the acceptance of, or payment for, any Shares in accordance with (and to the extent permitted by) the terms of the Merger Agreement, if:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Ipsen or any subsidiary of Ipsen, does not equal at least one share more than one-half of all Shares then outstanding ; provided, however, that for purposes of determining whether this condition has been satisfied, the parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or shall not have been terminated or obtained, as applicable;

(c) at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following shall occur and be continuing and shall not have resulted from the breach by Ipsen or Purchaser of any of their obligations under the Merger Agreement:

(i) any Governmental Entity or court, in either case of competent jurisdiction, shall have enacted, issued, amended, promulgated, enforced, entered or deemed to be applicable any Law (other than any Antitrust Law) or temporary, preliminary or permanent Order which has the effect of preventing or prohibiting, or, making illegal, the consummation of the Offer or the Merger;

(ii) any of the representations and warranties of Epizyme set forth in Section 3.2(a) (Capitalization) of the Merger Agreement shall not be true and correct in all respects other than de minimis inaccuracies at and as of the Acceptance Time as if made at and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time) (the “Capitalization Condition”);

(iii) the representation and warranty of Epizyme set forth in Section 3.7(a) (Absence of Certain Changes) of the Agreement shall not be true and correct in all respects at and as of the Acceptance Time as if made at and as of such time (the “Absence of Certain Changes Condition”);

(iv) any of the representations and warranties of Epizyme set forth in Section 3.1 (Organization, Standing and Power; Organizational Documents), Section 3.3(a) (Subsidiaries), Section 3.4(a) (Authority), Section 3.4(b)(i) (No Conflict), and Section 3.21 (Brokers) of the Agreement shall not be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Acceptance Time as if made at and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(v) any of the other representations and warranties of Epizyme contained in the Merger Agreement (other than those referred to in clauses (c)(ii), (c)(iii) and (c)(iv) above) shall not be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) at and as of the Acceptance Time as if made at and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(vi) Epizyme shall have failed to perform or comply with in all material respects its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

(vii) Ipsen and Purchaser shall not have received a certificate executed by Epizyme’s Chief Executive Officer and Chief Financial Officer confirming on behalf of Epizyme that the conditions set forth in clauses (c)(ii) through (c)(vi) above have been duly satisfied; or

(viii) the Agreement shall have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Ipsen and Purchaser, may be asserted by Ipsen or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Ipsen or Purchaser), and (except for the Minimum Condition) may be waived by Ipsen and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Ipsen or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).

14.	Dividends and Distributions.

The Merger Agreement provides that Epizyme will not, between the date of the Merger Agreement and the Acceptance Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares). See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements – Summary of the Merger Agreement – Conduct of Business Pending the Merger.”

15.	Certain Legal Matters; Regulatory Approvals.

General. Except as described below, based on Ipsen’s and Purchaser’s review of publicly available filings by Epizyme with the SEC and other information regarding Epizyme, Ipsen and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Epizyme and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Ipsen pursuant to the Offer. In addition, except as set forth below, Ipsen and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Ipsen’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required by any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by the Merger Agreement or the CVR Agreement, the parties to the Merger Agreement have agreed to use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated under the Merger Agreement and the CVR Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger

Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions. The parties currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Epizyme’s or Ipsen’s business or that certain parts of Epizyme’s or Ipsen’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 – “Conditions of the Offer.”

Compliance with the HSR Act. Under the HSR Act, and the related rules and regulations promulgated thereunder, certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer.

Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 30 calendar day waiting period following the filing by Epizyme, on behalf of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If the 30 calendar day waiting period expires on a Saturday, Sunday or legal public holiday, the waiting period is automatically extended to the end of the next day that is not a Saturday, Sunday or legal public holiday. Each of Ipsen and Epizyme expect to file on July 12, 2022 a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer. Assuming Ipsen files on July 12, 2022, the required waiting period with respect to the Offer will expire at one minute after 11:59 P.M., Eastern Time, on August 11, 2022, unless earlier terminated by the FTC and the Antitrust Division, Ipsen elects to withdraw and re-submit their Premerger Notification and Report Forms, or the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 30 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 30 calendar days following the date of substantial compliance by Ipsen with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of such 30 calendar day waiting period, such waiting period may only be extended by court order (through an injunction preventing the closing) or with the consent of Ipsen. In practice, complying with a Second Request can take a significant period of time. Although Epizyme is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer, neither Epizyme’s failure to file such Premerger Notification and Report Form nor Epizyme’s failure to comply with a Second Request issued to Epizyme from the FTC or the Antitrust Division will extend the HSR Act waiting period with respect to the purchase of Shares in the Offer. Once the HSR Act waiting period applicable to the Offer expires or is terminated, Purchaser must purchase at least 50% of the Shares of Epizyme within one year from the expiration or termination of the waiting period to avoid additional filings under the HSR Act following the one (1)-year period. No additional filings will be required under the HSR Act during this one (1)-year period.

The FTC or the Antitrust Division will review the legality under the U.S. federal antitrust laws of Purchaser’s proposed acquisition of Epizyme. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Ipsen, Purchaser, Epizyme, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Ipsen believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15 – “Conditions of the Offer.”

Stockholder Approval Not Required. Epizyme has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Epizyme and the consummation by Epizyme of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Epizyme, and no other corporate proceedings on the part of Epizyme are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of Epizyme to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Epizyme to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Epizyme will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. For purposes of determining whether the Minimum Condition is met, holders of approximately 20.5% of the outstanding voting power of Epizyme (assuming no exercise of outstanding equity awards) have entered into a Support Agreement and have agreed, among other things, subject to certain exceptions, to tender their Shares. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Ipsen and Epizyme will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Epizyme in accordance with Section 251(h) the DGCL. See Section 11 – “Purpose of the Offer and Plans for Epizyme; Summary of the Merger Agreement and Certain Other Agreements.”

State Takeover Laws. A number of states (including Delaware, where Epizyme is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Epizyme has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person, together with such person’s affiliates or associates, beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) at or subsequent to the transaction in which such person became an interested stockholder, the business combination is: (a) approved by the board of directors of the corporation; and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Epizyme has represented to us in the Merger Agreement that its board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 – “Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Epizyme who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to the Schedule 14D-9 as Annex B and is incorporated by reference therein. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder of Shares” are to the record holder of Shares immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, and who wishes to demand appraisal rights, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below. Stockholders should assume that Epizyme will take no action to perfect any appraisal rights of any stockholder.

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Ipsen and Epizyme may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL AND A COPY OF THE FULL TEXT OF SECTION 262 OF THE DGCL IS ATTACHED THERETO AS ANNEX B. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

As more fully discussed in the Schedule 14D-9, Epizyme stockholders wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must, in addition to the other requirements set forth in Section 262 of the DGCL, do ALL of the following:

•

the stockholder must, within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Epizyme at the address indicated below a written demand for appraisal of their Shares, which demand must reasonably inform Epizyme of the identity of the stockholder and that the stockholder is demanding appraisal;

•	the stockholder must not tender his, her or its Shares pursuant to the Offer (or, if tendered, not fail to validly and subsequently withdraw such Shares); and

•	the stockholder must continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Epizyme stockholders exercise appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to such Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Ipsen nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Legal Proceedings Relating to the Tender Offer. None.

16.	Fees and Expenses.

Ipsen has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Ipsen nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Ipsen and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 – “Certain Information Concerning Epizyme” under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of Epizyme’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Ipsen or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Ipsen S.A., Ipsen, Ipsen Biopharma, Purchaser, Epizyme or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Ipsen S.A.

Ipsen Pharma SAS

Ipsen Biopharmaceuticals, Inc.

Hibernia Merger Sub, Inc.

July 12, 2022

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PURCHASER, IPSEN BIOPHARMA, IPSEN

AND IPSEN SA

1.	Hibernia Merger Sub, Inc.

The following table sets forth information about the directors and executive officers of Hibernia Merger Sub, Inc. as of July 12, 2022.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Francois Garnier Director Citizenship: France	Mr. Garnier is also a Managing Officer of Ipsen Pharma SAS, a position he has held since June 2022. He has also served as Executive Vice President, General Counsel and Chief Business Ethics Officer of the Ipsen group of companies since January 2015.

Aymeric Le Chatelier Director Citizenship: France	Mr. Le Chatelier is also a Managing Officer of Ipsen Pharma SAS, a position he has held since June 2022. He has also served as Executive Vice President, Group Chief Financial Officer of the Ipsen group of companies since October 2014.

Christine Huguet Citizenship: France and USA	Ms. Huguet has served as President and Chief Executive Officer of Hibernia Merger Sub, Inc. since June 2022. She has also served as Senior Vice President, Head of Research, External Innovation and Early Development of Ipsen Bioscience, Inc. since May 2020. From 2018 to 2020, she was Chief Scientific Officer at X-Chem & ZebiAI. From 2015 to 2017, she was Head of Research at Alexion Pharmaceuticals, Inc.

Jennifer Benenson Citizenship: USA	Ms. Benenson has served as Vice President, Secretary and Treasurer of Hibernia Merger Sub Inc. since June 2022. She has also served as Director and Senior Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc. since August 2018. From 2011 to July 2018, she was Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc.

The common business address and telephone number for all the directors and executive officers of Purchaser is as follows: One Main Street, Cambridge, MA 02142, Tel: (617) 679-8500.

2.	Ipsen Biopharmaceuticals, Inc.

The following table sets forth information about the directors and executive officers of Ipsen Biopharmaceuticals, Inc. as of July 12, 2022.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jennifer Benenson Director Citizenship: USA	Ms. Benenson has served as Director and Senior Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc. since August 2018. She has also served as Vice President, Secretary and Treasurer of Hibernia Merger Sub Inc. since June 2022. From 2011 to July 2018, she was Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Stewart Campbell Director Citizenship: Canada	Mr. Campbell has served as Director and President, North America of Ipsen Biopharmaceuticals, Inc. since June 2021. From May 2021 to June 2021, he was Senior Vice President, Oncology Franchise Head at Ipsen Biopharmaceuticals, Inc. Prior to joining Ipsen, he spent over 14 years at Roche Genentech, Inc., most recently as Vice President, Lifecycle Leader Oncology.

Elliot Beimel Director Citizenship: USA	Mr. Beimel has served as Director and Vice President, Finance North America, and Treasurer of Ipsen Biopharmaceuticals, Inc. since December 2020. From 2018 to 2020, he was Senior Director, Finance North America at Ipsen Biopharmaceuticals, Inc. Prior to joining Ipsen, he spent over seventeen years at Amgen, Inc., most recently as Director of Commercial Finance, US Oncology Business Unit.

Kimberly Baldwin Citizenship: USA	Ms. Baldwin has served as Vice President, Value and Access at Ipsen Biopharmaceuticals, Inc. since February 2021. Since June 2014, she has held several positions at Ipsen Biopharmaceuticals, Inc., including Vice President Franchise Head, Neuroscience Business Unit, Head of Oncology and Endocrinology Strategy and Operations and Senior Director of Value & Access Account Management.

The common business address and telephone number for all the directors and executive officers of Ipsen Biopharmaceuticals, Inc. is as follows: One Main Street, Cambridge, MA 02142, Tel: (617) 679-8500.

3.	Ipsen Pharma SAS

The following table sets forth information about the directors and executive officers of Ipsen as of July 12, 2022.

Name, Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
David Loew Citizenship: Switzerland	Mr. Loew has served as President of Ipsen Pharma SAS since May 2020. He has also served as Chief Executive Officer and Director of Ipsen S.A. since May 2022. Prior to joining Ipsen, he spent 7 years at Sanofi S.A. where his last position was Executive Vice President Vaccines of Sanofi Pasteur S.A.

Benoit Hennion Citizenship: France	Mr. Hennion is a Managing Officer of Ipsen Pharma SAS. He has also served as Executive Vice President Consumer Healthcare of the Ipsen group of companies since April 2017.

Francois Garnier Citizenship: France	Mr. Garnier is a Managing Officer of Ipsen Pharma SAS. He has also served as Director of Hibernia Merger Sub, Inc. since June 2022 and as Executive Vice President, General Counsel and Chief Business Ethics Officer of the Ipsen group of companies since January 2015.

Regis Mulot Citizenship: France	Mr. Mulot is a Managing Officer of Ipsen Pharma SAS. He has also served as the Executive Vice President, Chief Human Resources Officer of the Ipsen group of companies since May 2018. Prior to joining Ipsen, he spent over nine years at Staples, Inc., most recently as Executive Vice President, Chief Human Resources Officer.

Name, Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Aidan Murphy Citizenship: Ireland	Mr. Murphy is the Managing Officer of Ipsen Pharma SAS. He has also served as Executive Vice President, Technical Operations of the Ipsen group of companies since January 2018. Prior to that, he served as Senior Vice President of Biologics Manufacturing and Development from 2014 to 2017.

Aymeric Le Chatelier Citizenship: France	Mr. Le Chatelier is a Managing Officer of Ipsen Pharma SAS. He has also served as a Director of Hibernia Merger Sub, Inc. since June 2022 and as Executive Vice President, Group Chief Financial Officer of the Ipsen group of companies since October 2014.

Bartosz (Bartek) Bednarz Citizenship: Poland	Mr. Campbell has served as Executive Vice President, North America of the Ipsen group of companies since June 2021. He has also served as a Director, and President, North America of Ipsen Biopharmaceuticals, Inc. since June 2021. From May 2021 to June 2021, he served as Senior Vice President, Oncology Franchise Head at Ipsen Biopharmaceuticals, Inc. Prior to joining Ipsen, he has spent more than 14 years at Roche Genentech, Inc., most recently as Vice President Lifecycle Leader Oncology.

Stewart Campbell Citizenship: Canada	Mr. Campbell has served as Executive Vice President, North America of the Ipsen group of companies since June 2021. He has also served as a Director, and President, North America of Ipsen Biopharmaceuticals, Inc. since June 2021. From May 2021 to June 2021, he served as Senior Vice President, Oncology Franchise Head at Ipsen Biopharmaceuticals, Inc. Prior to joining Ipsen, he has spent more than 14 years at Roche Genentech, Inc., most recently as Vice President Lifecycle Leader Oncology.

Steven Hildemann, M.D. Citizenship: Germany	Mr. Hildemann has served as Executive Vice President, Chief Medical Officer, Head of Global Medical Affairs, Patients Safety and Patients Affairs of the Ipsen group of companies since March 2020. From 2014 to February 2020 he was Global Chief Medical Officer and Senior Vice President Head of Global Medical Affairs and Patient Safety at Merck, KGaA.

Philippe de Sorbier de Pougnadoresse Citizenship: France	Mr. Lopes-Fernandes has served as Executive Vice President, Chief Business Officer of the Ipsen group of companies since October 2020. He has served as a Director of Bakx Therapeutics, Inc. since July 2021. From 2012 to September 2020, he was Senior Vice President Global Head of Licensing Business Development and Alliance Management at Merck, KGaA.

Howard Mayer, M.D. Citizenship: USA	Mr. Mayer has served as Executive Vice President, Head of Research and Development of the Ipsen group of companies since December 2019. Since August 2019, he has served as Director of Entasis Therapeutics, Inc. From 2018 to 2019 he was Senior Vice President, Chief Medical Officer at Shire Pharmaceuticals, Inc. From 2013 of 2018, he was Senior Vice President, Head of Clinical Development at Shire Pharmaceuticals, Inc.

Name, Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Catherine Abi-Habib Citizenship: Canada, Lebanon	Ms. Abi-Habib has served as Executive Vice President, Strategy, Transformation and Digital of the Ipsen group of companies since March 2022. From 2010 until February 2022, she was at McKinsey & Company where she served several roles, most recently as Partner.

Mari Scheiffele Citizenship: Finland	Ms. Scheiffele has served as Executive Vice President, Specialty International of the Ipsen group of companies since November 2021. From February 2018 to October 2021, she was General Manager, Novartis Oncology, UK & Ireland. From 2016 to January 2018 she was Global Head of Strategy, Novartis Oncology.

Gwenan White Citizenship: UK	Ms. White has served as Executive Vice President, Communications and Public Affairs of the Ipsen group of companies since March 2021. From 2020 to 2021 she was Global Head of Communications and Engagement at Novartis. From 2019 to 2020, she served as the Public Affairs Director for Western Europe and Canada at AbbVie, where she also served as the UK Director of Communications and Patient Advocacy from 2013 to 2019.

The common business address and telephone number for all the directors and executive officers of Ipsen is as follows: 65 Quai Georges Gorse, 92100 Boulogne Billancourt, France, Tel: +33 1 58 33 50 00.

4.	Ipsen S.A.

The following table sets forth information about the directors and executive officers of Ipsen S.A. as of July 12, 2022.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Marc de Garidel Director & Chairman Citizenship: France	Mr. de Garidel has served as the Chairman of Ipsen S.A. since 2016. He has also served as Chief Executive Officer of CinCor Pharma Inc. since 2021. He previously served as Chief Executive Officer and Director of AZTherapies, Inc. from 2020 to 2021. Prior to that he served as Chief Executive Officer of Corvidia Therapeutics (USA) from 2018 to 2020 and as Chief Executive Officer of Ipsen S.A. from 2010 to 2016. He has served as a Director at Claris Biotherapeutics since 2020 and previously served as a Director for Vifor Pharma GmbH from 2015 to 2018.

Anne Beaufour Director, board representative of Highrock S.ar.l. Citizenship: France	Ms. Beaufour has been a Director and Chairperson of the Board of Directors at Beech Tree S.A. since 2003. She is also Vice Chairperson of the Board of Directors and Managing Director, Mayroy SA (Luxemburg) and a Manager at Highrock S.a.r.l. (Luxemburg) and Bluehill Participations S.a.r.l.

Henri Beaufour Director Citizenship: France	Mr. Beaufour has served as Chairperson, Partner and Legal Manager at Massa Management SwissCo S.a.r.l. (Switzerland) since 2020 and a Partner, Legal Manager and Chairman of Massa Management S.a.r.l. (Luxemburg), a business consulting firm, since 2018. Mr. Beaufour also serves as a Director of Beech Tree S.a.r.l. (Luxemburg) and Mayroy S.A. (Luxemburg).

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Phillippe Bonhomme Director, board representative of Beech Tree S.A. Citizenship: France	Mr. Bonhomme has served as a Partner, Director and Member of the Management Committee of Hottinguer Corporate Finance SA (France) since 2005 and as Chairman of PBandCO SAS since 2020. He is also a Director of Beech Tree S.A. (Luxemburg) and Mayroy S.A. and Co-managing Director of MR HB S.a.r.l. (Luxemburg).

Naomi Binoche Director Citizenship: France	Ms. Binoche has served as Vice President, Global Strategic Alliances of Ipsen Pharma SAS since November 2021. From 2020 to 2021, she served as Vice President Head of Partnering and Geographic Expansion at Ipsen Pharma SAS. From 2018 to 2022, she served as Vice President Strategy & Transformation at Ipsen Pharma SAS and prior to 2018, she served as Vice President, Strategic Alliances.

Laetitia Ducroquet Director Citizenship: France	Ms. Ducroquet has served as Vice President Global Business Ethics of Ipsen Pharma SAS since January 2021. From 2019 to 2020, she served as the Senior Director, Business Ethics at Ipsen Pharma SAS. From 2017 to 2019, she served as the Ethics & Compliance Director at Ipsen Pharma SAS.

Antoine Flochel Director & Vice Chairman Citizenship: France	Mr. Flochel has served as Managing Partner of Financière de Catalogne SPRL (Luxemburg) since 2013 and has served as President and Chairman of VicJen Finance S.A. since 2015. He is also Chairman of the board of directors and Managing Director, Beech Tree S.A, a Director of Mayroy S.A., Legal Manager & Managing Partner at Financière de Catalogne S.a.r.l., Managing Director at MR BMH S.a.r.l., and Legal Manager & Managing Partner at Bluehill Participations S.a.r.l.

Margaret Liu Director Citizenship: USA	Since 2020, Ms. Liu has served as Global Health, Vaccines and Immunotherapy Consultant at ProTherImmune (USA). She has also served as Co-Chair of the board of International Society for Vaccines since 2022, and as the President Emerita since 2018. Since 2018, she has served as the Chief Executive Officer of Pax Therapeutics. She previously served as a Director for Adjuvance Technologies Inc. from 2020 to 2022.

David Loew Director and Chief Executive Officer Citizenship: Switzerland	Mr. Loew has served as Chief Executive Officer since May 2022 and has served as President of Ipsen Pharma SAS since May 2020. Prior to joining Ipsen, he spent 7 years at Sanofi S.A. where his last position was Executive Vice President Vaccines of Sanofi Pasteur S.A.

Michèle Ollier Director Citizenship: France, Switzerland	Ms. Ollier is a Partner of Medicxi Ventures UK LLP, a venture capital company located in Geneva, Switzerland, which she co-founded in 2016. She serves as a Director of a number of companies, including Epsilon 3Bio Ltd., Lingua Flex, Inc., a medical device company, Human Antibody Factory (UK), a biotechnology company, and Vilaris Therapeutics, a preclinical-stage biopharmaceutical company.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Paul Sekhri Director Citizenship: USA

Mr. Sekhri has served as Chief Executive Officer of e-Genesis since 2019. Prior to e-Genesis, Inc., Mr. Sekhri served as President and Chief Executive Officer of Lycera Corp. from 2015 through 2018. From 2014 to 2015, Mr. Sekhri served as Senior Vice President, Integrated Care at Sanofi. He has serves as a Director at Spring Discovery, a biotechnology research company, Veeva Systems, Inc. (NYSE: VEEV), and as Chairman of the Board of Directors of Pharming Group NV (Nasdaq: PHAR).

Piet Wigerinck, PhD Director Citizenship: Belgium

Mr. Wigerinck has served as Chief Scientific Officer of Galapagos NV since 2012. He also serves as a Director and Chair of R&D sub-committee at mDiagnostics, a Director of the Advisor Board of Atriva Therapeutics GmbH and Chairman of the Scientific Advisory Board at Ermium Therapeutics S.A.

Karen Witts Director Citizenship: UK	Ms. Witts has served as Chief Financial Officer of Dunelm Group plc since 2022. Prior to that, he served as Chief Financial Officer of Compass Group plc from 2019 to 2021 and as Group Finance Director of Kingfisher plc from 2012 to 2019.

Carol Xueref Director Citizenship: UK	Ms. Xueref has served as a Director, Chairperson on the Compensation and Appointment Committee and member of the Strategic Committee of Effiage S.A. since 2014 and serves as Chairperson of Floem SAS (France), a consultancy firm.

The common business address and telephone number for all the directors and executive officers of Ipsen S.A. is as follows: 65 Quai Georges Gorse, 92100 Boulogne Billancourt, France, Tel: +33 1 58 33 50 00.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary and Paying Agent for the Offer is:

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